Exhibit 10.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

FORTIVE CORPORATION

STEVENS HOLDING COMPANY, INC.

and

ALTRA INDUSTRIAL MOTION CORP.

dated as of

March 7, 2018

i

Exhibits
Exhibit A	Form of Tax Matters Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Intellectual Property Cross-License Agreement

ii

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of March 7, 2018 by and among: (i) Fortive Corporation, a Delaware corporation (“Fox”); (ii) Stevens Holding Company, Inc., a Delaware corporation and wholly owned Subsidiary of Fox (“Newco”); and (iii) Altra Industrial Motion Corp., a Delaware corporation (“Ainge”) (each a “Party” and together, the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 10.

RECITALS

WHEREAS, Fox, directly and indirectly through its wholly owned Subsidiaries, is engaged in the A&S Business;

WHEREAS, the Board of Directors of Fox (the “Fox Board”) has determined that it is advisable and in the best interests of Fox and Fox’s stockholders to separate the A&S Business from the other businesses of Fox and to divest the A&S Business in the manner contemplated by this Agreement and the Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Fox, Newco, Ainge and McHale Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Ainge (“Merger Sub”);

WHEREAS, on the terms and subject to the conditions set forth herein, in order to effect such separation, Fox will undertake the Internal Restructuring and, in connection therewith, effect the Newco Contribution and, in exchange therefor, Newco shall (i) issue to Fox additional shares of Newco Common Stock and the Newco Securities and (ii) distribute to Fox the Cash Dividend;

WHEREAS, following the Newco Contribution, Fox shall transfer the Newco Securities to certain Persons (the “Debt Exchange Parties”) in exchange for certain debt obligations of Fox held by the Debt Exchange Parties as principals for their own account (the “Debt Exchange”);

WHEREAS, following the Debt Exchange, the Debt Exchange Parties are expected to sell the Newco Securities;

WHEREAS, prior to the Effective Time, the Direct Sales Sellers shall sell the Direct Sales Assets and Direct Sales Entities (and their Subsidiaries) to the Direct Sales Purchasers, and the Direct Sales Purchasers shall assume the Direct Sales Assumed Liabilities;

WHEREAS, on the terms and subject to the conditions set forth herein, following the completion of the Internal Restructuring, the Newco Contribution, the Debt Exchange and the payment of the Cash Dividend, Fox shall own all of the issued and outstanding shares of Newco Common Stock and shall effect the distribution of all of such outstanding shares of Newco Common Stock to the holders of Fox Common Stock in accordance with Section 3.1 and Section 3.2 hereof (the “Distribution”);

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Newco, with Newco surviving the Merger as a wholly owned Subsidiary of Ainge, and the shares of Newco Common Stock shall be converted into the right to receive shares of Ainge Common Stock on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law;

WHEREAS, for U.S. federal income Tax purposes, (i) it is intended that the Newco Contribution, taken together with the Distribution, will qualify for non-recognition of gain and loss pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code; (ii) it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (iii) each of this Agreement and the Merger Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g);

WHEREAS, Fox intends to request the Ruling from the IRS; and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.	TRANSFER OF THE A&S BUSINESS

1.1    Transfer of Assets. Except as provided in Section 1.8(b), effective as of the Separation Time:

(a)    Fox shall assign, transfer, convey and deliver (“Convey”) (and shall cause any applicable Subsidiary to Convey) to Newco or one or more Newco Subs in accordance with the Separation Plan (as defined below) and the other terms and conditions of this Agreement, and Newco shall accept from Fox, and shall cause any applicable Newco Sub to accept, the A&S Assets and all of Fox’s and its applicable Subsidiaries’ respective direct or indirect right, title and interest in, to and under all A&S Assets (other than any A&S Assets that are already held as of the Separation Time by Newco or a Newco Sub, which A&S Assets shall continue to be held by Newco or such Newco Sub after the Separation Time, and other than any Direct Sales Assets or any assets held by any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), which Direct Sales Assets and Direct Sales Entities (and Subsidiaries of Direct Sales Entities) will be Conveyed to the Direct Sales Purchasers pursuant to the Merger Agreement), free and clear of all Encumbrances (other than Permitted Encumbrances). The preliminary plan and structure set forth on Schedule 1.1(a) as of the date hereof is referred to herein as the “Preliminary Plan”, and the corporate structuring steps contemplated by the Separation Plan as finally determined in accordance with this Section 1.1 is referred to herein as the “Internal Restructuring”. In accordance with Sections 1.1(b) and 1.1(c), the Preliminary Plan may be amended, modified or supplemented by Fox until such time as the Preliminary Plan becomes the Separation Plan in accordance with Section 1.1(b).

(b)    As promptly as practicable following the date of this Agreement (but in no event later than April 30, 2018), Fox shall deliver to Ainge an updated version of the Preliminary Plan (the “Updated Preliminary Plan”) setting forth Fox’s plan (with reasonable specificity on the corporate transaction steps) with respect to the Internal Restructuring necessary: (i) to allocate and Convey to Newco (or the applicable Newco Sub) or to the Direct Sales Asset Purchasers (or the applicable Direct Sales Entities) the A&S Assets, the A&S Liabilities and ownership of the Newco Subs and the Direct Sales Entities (and their Subsidiaries); (ii) to put in place the Newco structure as it will exist as of immediately prior to the Distribution and effect the transactions contemplated by Section 1.3 of the Merger Agreement; and (iii) to identify any material Governmental Approvals required in connection with the Internal Restructuring (such plan as finally delivered and accepted in accordance with this Section 1.1, the “Separation Plan”). Ainge shall have a period of twenty (20) Business Days following the delivery by Fox of the Updated Preliminary Plan to review and comment on such Updated Preliminary Plan, after such time Ainge’s approval shall be deemed granted for purposes of this Section 1.1 in the event no written proposed revisions or objections are received by Fox from Ainge. Any amendments, modifications or supplements to the Preliminary Plan and the Updated Preliminary Plan shall, in each case, be reasonably proposed by Fox consistent with Section 1.1(c), and Ainge’s approval shall be required before any Updated Preliminary Plan prepared by Fox can become the Separation Plan (such approval not to be unreasonably, withheld, conditioned or delayed consistent with Section 1.1(c)).

(c)    Fox shall: (i) provide Ainge with a reasonable advance opportunity to review any contemplated amendments, modifications or supplements to the Preliminary Plan, the Updated Preliminary Plan or the Separation Plan that Fox contemplates; (ii) negotiate with Ainge in good faith regarding any such proposed amendments, modifications or supplements to which Ainge objects; and (iii) promptly provide Ainge with copies of any such amendments, modifications or supplements as finally and mutually agreed by Fox and Ainge. Fox and Ainge each shall, when proposing amendments, modifications and supplements to the Preliminary Plan, the Updated Preliminary Plan or the Separation Plan in the case of Fox and when reviewing and considering such proposed amendments, modifications and supplements for its approval in the case of Ainge, (A) consider in each case the relative benefits and burdens to each Party of the Preliminary Plan and each such proposed amendment, modification and supplement thereto (including considering, when considered together with all prior amendments, modifications and supplements, the cumulative effect thereof on each Party) and (B) acting reasonably and in good faith endeavor to balance in the aggregate such benefits and burdens.

(d)    The Separation Plan may only be amended, modified or supplemented by Fox with the express written consent of Ainge (such consent not to be unreasonably withheld, conditioned or delayed consistent with Section 1.1(c)), and any such amendments, modifications or supplements shall be reasonably proposed by Fox consistent with Section 1.1(c).

(e)    Notwithstanding anything to the contrary in this Section 1.1, any change to the Preliminary Plan or the Separation Plan that is set forth on Schedule 1.1(e) or that is made after the date that is forty (40) days prior to the Distribution Date shall be subject to Ainge’s approval in its sole discretion.

1.2    Assumption of Liabilities. Effective as of the Separation Time, Fox shall Convey (or shall cause any applicable Subsidiary to Convey) to Newco or one or more Newco Subs, in accordance with the Separation Plan and the other terms and conditions of this Agreement, and Newco shall assume, perform, satisfy, discharge and fulfill when due and, to the extent applicable, comply with on a timely basis, or shall cause any applicable Newco Sub to assume, perform, satisfy, discharge and fulfill when due and, to the extent applicable, comply with on a timely basis, all of the A&S Liabilities, in accordance with their respective terms (other than any A&S Liabilities that as of the Separation Time are already Liabilities of Newco or a Newco Sub, which A&S Liabilities, other than to the extent constituting Excluded Liabilities pursuant to Section 1.6(b), shall continue to be Liabilities of Newco or such Newco Sub after the Separation Time, and other than any Direct Sales Assumed Liabilities and Liabilities of any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity), which, other than to the extent constituting Excluded Liabilities pursuant to Section 1.6(b), shall be assumed by the Direct Sales Purchasers pursuant to the Merger Agreement). As between members of the Fox Group, on the one hand, and members of the Newco Group, on the other hand, following the Separation Time, the members of the Newco Group will be solely responsible for all A&S Liabilities (other than any Direct Sales Assumed Liabilities and Liabilities of any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity)), on a joint and several basis.

1.3    Transfer of Excluded Assets; Excluded Liabilities. Subject to Section 1.8(b), prior to the Separation Time: (i) Fox shall cause any applicable Newco Sub or Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) to allocate and Convey to Fox or an appropriately capitalized Subsidiary of Fox (as Fox may designate) (other than any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity)), in accordance with the Separation Plan and the other terms and conditions of this Agreement, any Excluded Assets that it owns, leases or has any right to use, and Fox shall accept from such Newco Sub or Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), or shall cause any designated Subsidiary of Fox (other than any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity)) to accept, the Excluded Assets and all such respective right, title and interest in and to any and all of such Excluded Assets and (ii) Fox shall cause any applicable Newco Sub or Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) to Convey to Fox or an appropriately capitalized Subsidiary of Fox (as Fox may designate) (other than any member of the Newco Group or Direct Sales Entity (or any Subsidiary of a Direct Sales Entity)), in accordance with the Separation Plan and the other terms and conditions of this Agreement, any Excluded Liability for which Newco or such Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) is otherwise responsible, and Fox shall assume, perform, satisfy, discharge and fulfill when due, and to the extent applicable, comply with on a timely basis, or shall cause the designated Subsidiary of Fox to assume, perform, satisfy, discharge and fulfill when due, and to the extent applicable, comply with on a timely basis, any and all of such Excluded Liabilities in accordance with their respective terms. As between members of the Fox Group, on the one hand, and members of the Newco Group and any Direct Sales Entities (and any Subsidiary of a Direct Sales Entity), on the other hand, following the Separation Time, the members of the Fox Group will be solely responsible for all Excluded Liabilities, on a joint and several basis.

1.4    Misallocated Transfers. In the event that, at any time from and after the Separation Time, Fox, Newco or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) (or any member of the Fox Group or the Newco Group, as applicable) discovers that it or one of its Affiliates is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), as the case may be, pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Separation Time), such Asset or Liability shall be deemed an A&S Asset, Excluded Asset, A&S Liability or Excluded Liability, as applicable, for all purposes hereunder, and such Party shall promptly Convey, or cause to be Conveyed, such Asset or Liability to the Person so entitled thereto (and the relevant Party shall cause such entitled Person to accept such Asset or assume, perform, satisfy, discharge and fulfill when due such Liability) for no consideration. Prior to any such transfer, such Asset shall be held in accordance with Section 1.8(b).

1.5    A&S Assets; Excluded Assets.

(a)    For purposes of this Agreement, “A&S Assets” shall mean, in each case to the extent existing and owned or held immediately prior to the Separation Time by Fox or any of its Subsidiaries, all of Fox’s and its Subsidiaries’ respective right, title and interest in, to and under the following Assets, but in each case excluding the Excluded Assets:

(i)    (A) the owned real property set forth on Schedule 1.5(a)(i)(A) and all rights and interests of Fox or its Subsidiaries with respect thereto; and (B) the leases set forth on Schedule 1.5(a)(i)(B) to the premises listed on Schedule 1.5(a)(i)(B) and all rights and interests of Fox or its Subsidiaries thereunder; and (C) any other owned or leased real property used or held for use primarily in the operation of the A&S Business (collectively, “Newco Real Property”);

(ii)    all issued and outstanding capital stock of, or other equity or ownership interests in, the Subsidiaries of Fox contemplated to be owned (directly or indirectly) by Newco immediately prior to the Separation Time pursuant to the Separation Plan and the Internal Restructuring (such Subsidiaries, the “Newco Subs”), the Direct Sales Entities and their respective Subsidiaries;

(iii)    (A) all of the office equipment (including personal computers and mobile devices), furnishings, fixtures and other tangible assets and (B) all of the machinery, equipment, tools, wires and vehicles, in each case, as used, or held for use, primarily in the operation of the A&S Business (including, for the avoidance of doubt, any and all tangible assets primarily used by any Newco Employees, all tangible assets located on Newco Real Property and all tangible assets owned by Newco or any of the Newco Subs or by any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity);

(iv)    subject to Section 1.8(a) and to the extent transferable, all of the Permits granted to Fox or any of its Subsidiaries that are used, or held for use, primarily in the A&S Business (including any pending applications for such Permits) (the “Transferable Permits”);

(v)    all rights to causes of action, lawsuits, judgments, claims (including, subject to Sections 6.4 and 6.5, third-party insurance claims under policies that are an Excluded Asset pursuant to Section 1.5(b)(v)), counterclaims, demands or enforcement rights of any kind of Fox, its Affiliates, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) against a Person to the extent such causes of action, lawsuits, judgments, claims, counterclaims, demands or enforcement rights relate to the A&S Business, an A&S Asset or an A&S Liability, including all claims made as of the Separation Date; provided, that the party to which any such causes of action, lawsuits, judgments, claims, counterclaims, demands or enforcement rights primarily relate shall control the applicable proceedings unless such party agrees in writing that the other party shall control such proceedings.

(vi)    all inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products (including, for the avoidance of doubt, any Newco Products) that are used, or held for use, primarily in the A&S Business;

(vii)    all right, title and interest in all Newco IP, including: (x) the right to seek, recover and retain damages, costs, profits, injunctive relief and other remedies for any past or future infringement or misappropriation thereof and to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority after the Separation Date and (y) all goodwill to the extent associated with the A&S Business in each case, in all countries in the world;

(viii)    all IT Assets that are used, or held for use, primarily in the A&S Business (the “Newco IT Assets”);

(ix)    all rights with respect to third-party warranties to the extent related to the A&S Assets;

(x)    except for those Contracts set forth on Schedule 1.5(a)(x), the rights, claims, benefits and interests (whether presently known or unknown, contingent or otherwise) under any Contract that is primarily related to the A&S Business (the “Newco Contracts”), including under any such Contract that is primarily related to the A&S Business and that also relates to any other business or business function of Fox or its Subsidiaries (each such shared Contract, a “Newco Shared Contract”), which Newco Shared Contracts shall be subject to the rights and the obligations of the Parties set forth in Section 1.8(c);

(xi)    (A) all business records primarily related to the A&S Assets or A&S Liabilities, including the corporate or limited liability company minute books and related stock records of the members of the Newco Group and the Direct Sales Entities (and their respective Subsidiaries), information and records used to demonstrate compliance with applicable Law and any other compliance records related to the A&S Business; (B) all of the separate financial and Tax records of the members of the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity) or relating to the A&S Business that do not form part of the general ledger of Fox or any of its Affiliates (other than the members of the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity)); (C) all other books, records, invoices, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, to the extent related primarily to the A&S Business; and (D) with respect to Newco Employees, as permitted by applicable Law and solely to the extent determined to be necessary to comply in good faith with the terms of the Employee Matters Agreement, all books and records relating to the employment of such Newco Employees with the members of the Fox Group, the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) (including performance reviews in respect of the period while employed by a member of the Fox Group, the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and all records relating to participation in any employee benefit election plans (including records in effect as of the Closing)), in each case excluding any Intellectual Property Rights other than Newco IP embodied therein (collectively, the “Newco Books and Records”); provided, however, that: (x) Fox shall be entitled to retain a copy of any and all Newco Books and Records, which shall be subject to the provisions of Section 2 and deemed the Confidential Information of Newco and subject to the provisions of Section 6.6; (y) Fox may retain any materials in clauses (A) and (C) that are not reasonably practicable to identify and extract subject to the right of access pursuant to Section 5.1; and (z) Fox shall be entitled to redact any portion of the Newco Books and Records to the extent related to any matter other than the A&S Business; provided, however, that such retained materials shall be deemed Confidential Information of Newco and subject to the provisions of Section 6.6;

(xii)    the right to enforce the confidentiality or assignment provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the A&S Business;

(xiii)    all accounts receivable or unbilled receivables of the A&S Business, including all accounts receivable of Newco and the Newco Subs and of the Direct Sales Entities (and their Subsidiaries);

(xiv)    without duplication, any and all Assets reflected as an “asset” on the A&S Unaudited Balance Sheet and any such Assets acquired by or for Newco, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet not made in violation of the Merger Agreement, in all cases other than any such Assets under the line-items titled “Goodwill” and “Other intangible assets, net” of the A&S Unaudited Balance Sheet;

(xv)    the benefits of all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivable to the extent related to or held for use in the operation of the A&S Business;

(xvi)    all rights of the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity) under this Agreement and the Merger Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith;

(xvii)    all cash and cash equivalents in bank or other deposit accounts of Newco, any member of the Newco Group, any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity);

(xviii)    all rights to insurance policies in the name of or otherwise held by any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity); and

(xix)    any and all other Assets owned or held immediately prior to the Separation Time by Fox or any of its Subsidiaries that are not of a type covered by the preceding clauses (i)-(xviii) above and that are primarily used or held for use in the A&S Business and are not Intellectual Property Rights or Excluded Assets.

(b)    Notwithstanding Section 1.5(a), the A&S Assets shall not in any event include any of the following Assets (the “Excluded Assets”):

(i)    all cash and cash equivalents, and bank or other deposit accounts, of Fox and its Affiliates other than Newco, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) (subject to Section 1.10 and Section 3.4(c));

(ii)    the Patents, Trademarks and Copyrights listed on Schedule 1.5(b)(ii), and any other Intellectual Property Rights owned by any member of the Fox Group, except the Newco IP;

(iii)    all IT Assets other than the Newco IT Assets;

(iv)    (A) the employment and personnel records of Fox’s and its Affiliates’ employees who are not Newco Employees and (B) any employment and personnel records of the Newco Employees, the transfer of which is prohibited by Law or otherwise by reason of any agreement with Newco Employees or any body representing any of them (subject to the provisions of Section 1.8(a));

(v)    subject to Section 1.5(a)(v), all rights to insurance policies or practices of Fox and its Affiliates (other than of Newco, any member of the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity)) (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies (subject to the provisions of Sections 6.4 and 6.5);

(vi)    other than with respect to any insurance policies referred to in Section 1.5(a)(xviii), all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Fox, its Affiliates, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) against a party other than Ainge or its Affiliates to the extent that they do not relate to the A&S Assets or the A&S Business;

(vii)    all financial and Tax records relating to the A&S Business that form part of the general ledger of Fox or any of its Affiliates (other than the members of the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity)), any working papers of Fox’s auditors, and any other Tax records (including accounting records) of Fox or any of its Affiliates (other than the members of the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity)); provided, however, that Newco shall in all events be entitled to copies of, and shall be entitled to use, any such books and records to the extent related to the A&S Business or the A&S Assets (subject to Section 10.1 of the Tax Matters Agreement, to the extent such books and records are in Fox’s possession);

(viii)    other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the A&S Business, all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with the potential divestiture of all or a part of the A&S Business, including: (A) bids received from third parties and analyses relating to such transactions and (B) confidential communications with legal counsel representing Fox or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(ix)    the rights and interests (whether presently known or unknown, contingent or otherwise) under any Contract that is not primarily related to the A&S Business, including under any such Contract relating to, but not primarily relating to, the A&S Business (each such shared Contract, a “Fox Shared Contract”), which Fox Shared Contracts shall be Excluded Assets subject to the rights of Newco and the obligations of the Parties set forth in Section 1.8(c);

(x)    all Permits of Fox or its Affiliates other than Transferable Permits, subject to the rights of Newco and obligations of the Parties set forth in Section 1.8;

(xi)    all of the issued and outstanding capital stock of, or other equity interests in, the Subsidiaries of Fox other than Newco, the Newco Subs, the Direct Sales Entities (and their respective Subsidiaries);

(xii)    any and all Assets that are expressly contemplated by any Ancillary Agreement as Assets to be retained by or Conveyed to Fox or any other member of the Fox Group;

(xiii)    any of the Assets listed on Schedule 1.5(b)(xiii); and

(xiv)    other than any A&S Assets or any Asset specifically listed or described in Section 1.5(a) or the Schedules thereto, any and all Assets of Fox or its Affiliates that are used, held for use in, or related to, businesses of Fox other than the A&S Business.

(c)    In the event of any inconsistency or conflict that may arise in the application or interpretation of the definitions of “A&S Assets” and “Excluded Assets,” the explicit inclusion of an item on any Schedule referred to in either definition shall take priority over any textual provision of either definition that would otherwise operate to include or exclude such Asset from the applicable definition.

(d)    The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement, the Merger Agreement or any Ancillary Agreements, none of Newco, any of the Newco Subs or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) shall acquire or be permitted to retain any direct or indirect right, title or interest in any Excluded Assets through the Conveyance of all of the authorized and outstanding equity interests in the Newco Subs and that if any of the Newco Subs owns, leases or has the right to use any such Excluded Assets, such Excluded Assets shall be Conveyed to Fox as contemplated by Section 1.3.

1.6    A&S Liabilities; Excluded Liabilities.

(a)    For the purposes of this Agreement, “A&S Liabilities” shall mean each of the following Liabilities of any of Fox and its Subsidiaries, regardless of where, or against whom, such Liabilities are asserted or determined, but in each case excluding the Excluded Liabilities:

(i)    all Liabilities that are: (A) expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement (or any schedules hereto or thereto) as Liabilities to be retained, assumed or retired by Newco, any other member of the Newco Group, any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) or any Direct Sales Purchaser, and all agreements, obligations and Liabilities of any Person in the Newco Group, any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) or any Direct Sales Purchaser under this Agreement, the Merger Agreement or any of the Ancillary Agreements or (B) listed or described on Schedule 1.6(a)(i);

(ii)    all Liabilities to the extent relating to:

(1)    the conduct and operation of the A&S Business, whether prior to, at or after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) (whether or not such act or failure to act is or was within such Person’s authority));

(2)    the conduct and operation of any business conducted by any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) at any time after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) (whether or not such act or failure to act is or was within such Person’s authority));

(3)    the ownership, operation or use of any A&S Asset, whether prior to, at or after the Separation Time, but excluding any such Liabilities with respect to any business or entity owned or operated by the A&S Business, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) that has been divested or discontinued prior to the Separation Time (a “Disposed A&S Business”) (including any real property owned or operated by such a Disposed A&S Business), notwithstanding that such Asset would have constituted an A&S Asset prior to such divestiture or discontinuance; and

(4)    any warranty, product liability obligation or claim or similar obligation entered into, created or incurred in the course of business of the A&S Business with respect to its products or services, whether prior to, at or after the Separation Time;

(iii)    all Liabilities (including for the avoidance of doubt all Liabilities under or related to any Environmental Laws, including for fines and penalties associated with violations of any Environmental Laws, and for the costs associated with any damage to or restoration of natural resources or any investigation and remediation of environmental media impacted by Hazardous Materials) directly relating to: (A) the Release of Hazardous Materials at, on, under or from any Newco Owned Real Property, Newco Leased Real Property, Direct Sales Owned Real Property or Direct Sales Leased Real Property, whether prior to, at or after the Separation Time; (B) any violation or alleged violation of Environmental Laws, whether prior to, at or after the Separation Time; (C) any loss of life or injury to Persons due to exposure to asbestos prior to, at or after the Separation Time; or (D) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials prior to, at or after the Separation Time, in each of cases (A), (B), (C) and (D) to the extent relating to, arising out of, resulting from or otherwise in respect of the conduct or operation of the A&S Business or the ownership, operation or use of the A&S Assets (and, in each such case, for the avoidance of doubt, excluding to the extent relating to any Disposed A&S Business or any other Excluded Liabilities) or (E) the Real Property Transfer Obligations for which Fox is responsible pursuant to Section 6.8;

(iv)    all Liabilities to the extent arising under the Newco Contracts and the allocated portion of any Newco Shared Contract or any other Contract that is assigned to a member of the Newco Group, any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) or any Direct Sales Purchaser;

(v)    all Liabilities to the extent relating to leases for the A&S Assets;

(vi)    all customer deposits held by any member of the Fox Group to the extent related to the provision of service by the A&S Business;

(vii)    accounts payable to the extent relating to the construction or investment in the A&S Assets as of the Effective Time;

(viii)    all Liabilities allocated to Newco under the Tax Matters Agreement;

(ix)    all Liabilities for (i) Indebtedness solely between or among members of the Newco Group or Direct Sales Entities (or Subsidiaries of Direct Sales Entities); (ii) capital lease obligations of the A&S Business; and (iii) the A&S Debt; and

(x)    except as otherwise provided in any Ancillary Agreement, herein or in the Schedules hereto and subject to Section 1.6(b), all Liabilities of Fox or its Subsidiaries that are not of a type covered by the preceding clauses (i) – (ix) above to the extent arising out of, relating to or otherwise in respect of, the ownership or use of the A&S Assets or the operation or the conduct of the A&S Business, whether before, at or after the Separation Time (but, for the avoidance of doubt, excluding to the extent relating to any Disposed A&S Business or any other Excluded Liabilities).

(b)    Notwithstanding the foregoing, the A&S Liabilities shall not, in any event, include any of the following Liabilities of Fox or its Subsidiaries (the “Excluded Liabilities”):

(i)    without limitation of Section 1.6(b)(vi), all Liabilities (including for the avoidance of doubt all Liabilities under or related to any Environmental Laws, including for fines and penalties associated with violations of any Environmental Laws, and for the costs associated with any damage to or restoration of natural resources or any investigation and remediation of environmental media impacted by Hazardous Materials) directly relating to: (A) the Release of Hazardous Materials at, on, under or from any Newco Owned Real Property, Newco Leased Real Property, Direct Sales Owned Real Property or Direct Sales Leased Real Property; (B) any violation or alleged violation of Environmental Law; (C) any loss of life or injury to Persons due to exposure to asbestos; or (D) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials, in each of cases (A), (B), (C) and (D) to the extent relating to, arising out of, resulting from or otherwise in respect of: (x) the ownership, operation or use of the Excluded Assets, whether prior to, at or after the Separation Time; (y) any business, operations or activities of a member of the Fox Group (or any legal predecessor thereto or any current or former Affiliate thereof) not related to the A&S Business, whether prior to, at or after the Separation Time; or (z) any business or entity owned or operated by any member of the Fox Group, the A&S Business, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) that is a Disposed A&S Business (including any real property owned or operated by such a Disposed A&S Business), in each cases of (A) and (B), subject to the limitations and procedures set forth on Schedule 1.6(b)(vi)(5)(b);

(ii)    Liabilities for Indebtedness of Fox or its Subsidiaries (other than (A) Indebtedness solely between or among members of the Newco Group or Direct Sales Entities (or Subsidiaries of Direct Sales Entities); (B) capital lease obligations of the A&S Business; and (C) subject to Section 3.5, the A&S Debt);

(iii)    all Liabilities, costs or expenses (including any legal, investment banking or other advisory costs or expenses) incurred by or on behalf of any member of the Newco Group or the Fox Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) at or prior to the Effective Time in connection with the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement;

(iv)    all Liabilities allocated to Fox under the Tax Matters Agreement;

(v)    (A) all Liabilities that are (1) expressly contemplated by this Agreement or any Ancillary Agreement (or any schedules hereto or thereto) as Liabilities to be retained, assumed or retired by Fox or any other member of the Fox Group or (2) listed or described on Schedule 1.6(b)(v) and (B) all agreements, obligations and Liabilities of any member of the Fox Group under this Agreement, the Merger Agreement or any of the Ancillary Agreements;

(vi)    all Liabilities to the extent relating to:

(1)    the conduct and operation of any business (other than the A&S Business) of the Fox Group, whether prior to, at or after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Fox Group (whether or not such act or failure to act is or was within such Person’s authority)); and

(2)    the ownership, operation or use of any Excluded Asset, whether prior to, at or after the Separation Time; and

(3)    the ownership or operation of any Disposed A&S Business (including any real property owned or operated by such a Disposed A&S Business); and

(4)    any warranty, product liability obligation or claim or similar obligation entered into, created or incurred in the course of business of the Fox Group (other than the A&S Business) with respect to its products or services, whether prior to, at or after the Separation Time; and

(5)    the matters set forth on Schedule 1.6(b)(vi)(5)(a), subject to the limitations and procedures set forth on Schedule 1.6(b)(vi)(5)(b);

(vii)    all Liabilities to the extent arising under the allocated portion of any Newco Shared Contract or any other Contract that is assigned to a member of the Fox Group; and

(viii)    except as otherwise provided in any Ancillary Agreement, the Merger Agreement, herein or in the Schedules hereto, all Liabilities of the A&S Business that are not of a type covered by the preceding clauses (i) – (vii) above to the extent arising out of, relating to or otherwise in respect of, the ownership or use of the Assets of the Fox Group (other than the A&S Assets) or the operation or the conduct of the business of the Fox Group (other than the A&S Business), whether before, at or after the Separation Time.

(c)    In the event of any inconsistency or conflict that may arise in the application or interpretation of the definitions of “A&S Liabilities” and “Excluded Liabilities,” the explicit inclusion of an item on any Schedule referred to in either definition shall take priority over any textual provision of either definition that would otherwise operate to include or exclude such Liability from the applicable definition.

(d)    The Parties acknowledge and agree that none of Newco, any other member of the Newco Group, any Direct Sales Entity or any Subsidiary of a Direct Sales Entity shall be required to assume or retain any Excluded Liabilities as a result of the Newco Transfer or the Direct Sales, and that if any of the Newco Subs or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) is liable for any Excluded Liabilities, such Excluded Liabilities shall be assumed by Fox as contemplated by Section 1.3. Any Liability of any member of the Fox Group not included in any of the clauses of Section 1.6(a) shall be an Excluded Liability, and no Excluded Liability shall be a A&S Liability.

1.7    Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a)    Except as set forth in Section 1.8(b), Newco, on behalf of itself and each other member of the Newco Group, on the one hand, and Fox, on behalf of itself and each other member of the Fox Group and each Direct Sales Entity (and each Subsidiary of a Direct Sales Entity), on the other hand, hereby terminate any and all Contracts, whether or not in writing and including any guarantee obligations, between or among Newco, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), on the one hand, and Fox or any member of the Fox Group, on the other hand (the “Related Party Agreements”), effective as of the Separation Time. No such Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect at or after the Separation Time and all parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Account as provided in Section 1.7(c). From and after the Separation Time, no member of either Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) shall have any rights or obligations under any Related Party Agreements, except as specifically provided in: (i) Section 1.7(b) or elsewhere in this Agreement; (ii) the Merger Agreement; or (iii) the Ancillary Agreements. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)    The provisions of Section 1.7(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i)    this Agreement, the Merger Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties, any of the members of their respective Groups or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity));

(ii)    any Contracts or Intercompany Accounts solely between or among members of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity);

(iii)    any Contracts to which any Person, other than the Parties and their respective Affiliates, is a Party;

(iv)    any Contracts between: (i) a Subsidiary of Fox that is in the business of selling or buying products or services to or from third parties and (ii) a member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), and which Contract is related primarily to the provision of such products or services and was or is entered into in the ordinary course of business and on arm’s-length terms; and

(v)    any other Contracts that this Agreement, the Merger Agreement or any Ancillary Agreement expressly contemplates shall survive the Distribution Date.

(c)    Each Intercompany Account outstanding immediately prior to the Distribution Date will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished (in each case with no further liability or obligation, including in respect of Taxes on Newco, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity)) by the relevant members of the Fox Group, the Newco Group and any Direct Sales Entity (and any Subsidiary of a Direct Sales Entity) no later than the Distribution Date and prior to the Distribution, in each case in the manner determined by Fox, subject to Ainge’s prior written consent, not to be unreasonably withheld, conditioned or delayed. For the avoidance of any doubt, any and all Liabilities arising from an Intercompany Account that are not so satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished as contemplated by this Section 1.7 will constitute Excluded Liabilities for the purposes hereof.

1.8    Delayed Transfers.

(a)    Obtaining Consents. The Parties shall, as promptly as practicable after the date hereof and for a period of eighteen (18) months following the Closing, cooperate with each other and use their respective reasonable best efforts to obtain: (i) the transfer, assignment or reissuance to Newco or a member of the Newco Group of all Transferable Permits; (ii) the issuance to Newco or a member of the Newco Group of any other Permits of Fox or its Affiliates that are necessary for the ownership or operation of the A&S Business or the A&S Assets that do not constitute Transferable Permits (“Non-Transferable Permits”); and (iii) all Consents and Governmental Approvals of all other Persons to the extent necessary to consummate the Newco Transfer and the Direct Sales as required by the terms of any Law, license, permit, concession or Contract to which Fox or any of its Subsidiaries is currently a party or by which any of them is bound, subject to the limitations set forth in this Section 1.8; provided, however, that no Party or member of the Fox Group shall be required to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise, that is not provided for in the underlying Contract) to any third party to obtain any such Consents. Each of the Parties agrees that it shall not commit, and shall cause its Subsidiaries not to commit, to any third party on behalf of Newco, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of any Direct Sales Entity) to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party to obtain any such Consents that would be a Liability of Newco, any member of the Newco Group or any Direct Sales Entity (or any Subsidiary or any Direct Sales Entity) after the Separation Time, without Newco’s prior express written consent (and, unless the Merger Agreement shall have been terminated in accordance with its terms, Ainge’s prior express written consent). For the avoidance of doubt, the required efforts and responsibilities of the Parties to seek the regulatory approvals contemplated by the Antitrust Filings (as defined in the Merger Agreement) shall be governed by the Merger Agreement.

(b)    Transfer in Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the Conveyance to any member of the Newco Group of any A&S Assets or to any member of the Fox Group of any Excluded Assets would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Newco Transfer (including the transfer, assignment or reissuance of any Transferable Permit or the issuance or reissuance of any Non-Transferable Permit) that has not been obtained at the Separation Time, then, notwithstanding any other provision hereof, the Conveyance to the Newco Group of such A&S Assets or to the Fox Group of such Excluded Assets (any such Asset, a “Deferred Asset”) shall automatically be deferred and no Conveyance shall occur until all legal impediments are removed or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, any such Deferred Asset shall still be considered a A&S Asset or Excluded Asset, as applicable, and the Person retaining such Asset shall thereafter hold such Asset in trust for the benefit of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof. To the extent that any Deferred Asset cannot be Conveyed without the Consent or Governmental Approval of any Person which Consent or Governmental Approval has not been obtained prior to the Separation Time, this Agreement will not constitute an agreement to Convey such Deferred Asset if an attempted Conveyance would constitute a breach thereof or violate any Law. The Parties shall use their reasonable best efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Deferred Asset, insofar as reasonably possible, in the same position as if such Deferred Asset had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Deferred Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, ability to enforce the rights under or with respect to, control and command over such Deferred Asset, are to inure from and after the Separation Time. Such arrangements may include, among others, the entry into reseller agreements with respect to government Contracts, or the entry into subcontracting, sublicensing, subleasing or other similar agreements. Under any such arrangements, the Party retaining the Deferred Asset will agree to enforce (at the other Party’s cost and at its reasonable request) any and all claims, rights and benefits of such Person against any third parties arising from such Deferred Asset. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 1.8(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 1.8(b) are obtained, the transfer of the applicable Deferred Asset shall be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. The obligations set forth in this Section 1.8(b) shall survive for the duration of the term of the applicable Contract (without any obligation to renew or extend).

(c)    Shared Contracts.

(i)    Fox (including on behalf of the other members of the Fox Group) shall use reasonable best efforts to separate and cause the applicable member of the Newco Group or the applicable Direct Sales Entity (or the applicable Subsidiary of a Direct Sales Entity) to enter into new agreements with the counterparties to the Fox Shared Contracts prior to the Separation, so that the Newco Group or the applicable Direct Sales Entity (or the applicable Subsidiary of a Direct Sales Entity) will be entitled to the rights and interests of, and will be subject to the Liabilities under, such Fox Shared Contract to the extent related to the A&S Business. Upon such separation of a Fox Shared Contract, the separated Contract that is related to the A&S Business will be a Newco Contract and the other separated Contract will be an Excluded Asset. To the extent that Fox is unable or the counterparties are unwilling to enter into agreements with respect to any Fox Shared Contract, Fox (or the applicable member of the Fox Group) will partially assign the A&S Business functions to Newco or the applicable Direct Sales Entity (or the applicable Subsidiary of a Direct Sales Entity) in the manner agreed to by the Parties (but only if such Fox Shared Contract is assignable) and in the event that such partial assignment is not permitted by the terms of the applicable Fox Shared Contract or consented to by the applicable counterparty, Fox shall use reasonable best efforts to provide for an alternative arrangement so that the applicable member of the Newco Group or the applicable Direct Sales Entity (or the applicable Subsidiary of a Direct Sales Entity) will have the benefits and burdens of such Fox Shared Contract as though it had been partially assigned; provided, however, that no member of the Fox Group shall be required to make any payments (other than as provided for in the underlying Contract) to any third party in connection with the foregoing; provided, further, that Fox shall obtain Ainge’s express written consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to agreeing to any waiver, amendment, modification or termination under any such Fox Shared Contract if such waiver, amendment, modification or termination would have the effect of limiting or restricting the rights or interests of, or increasing the costs to, a member of the Newco Group or the applicable Direct Sales Entity (or the applicable Subsidiary of a Direct Sales Entity), under such Fox Shared Contract. Newco shall cooperate with Fox in connection with the entering into of any new agreement or partial assignment. The obligations set forth in the first sentence of this Section 1.8(c)(i) regarding Fox use of reasonable best efforts to separate and assign Fox Shared Contracts shall terminate on the eighteen (18) month anniversary of the Closing Date, and the obligations set forth in the remainder of this Section 1.8(c)(i), including the obligations of Fox to use reasonable best efforts to provide for alternative arrangements, shall survive for the duration of the term of the applicable Contract (without any obligation to renew or extend).

(ii)    Newco (including on behalf of the other members of the Newco Group) shall use reasonable best efforts to separate and cause the applicable member of the Fox Group to enter into new agreements with the counterparties to the Newco Shared Contracts prior to the Separation, so that the Fox Group will be entitled to the rights and interests of, and will be subject to the Liabilities under, such Newco Shared Contract to the extent not related to the A&S Business. Upon such separation of a Newco Shared Contract, the separated Contract that is related to the A&S Business will be a Newco Contract and the other separated Contract will be an Excluded Asset. To the extent that Newco is unable or the counterparties are unwilling to enter into agreements with respect to any Newco Shared Contract, Newco (or the applicable member of the Newco Group) will partially assign the non-A&S Business functions to Fox in the manner agreed to by the Parties (but only if such Newco Shared Contract is assignable) and in the event that such partial assignment is not permitted by the terms of the applicable Newco Shared Contract or consented to by the applicable counterparty, Newco shall use reasonable best efforts to provide for an alternative arrangement so that the applicable member of the Fox Group will have the benefits and burdens of such Newco Shared Contract as though it had been partially assigned; provided, however, that no member of the Newco Group shall be required to make any payments (other than as provided for in the underlying Contract) to any third party in connection with the foregoing; provided, further, that Newco shall obtain Fox’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to agreeing to any waiver, amendment, modification or termination under any such Newco Shared Contract if such waiver, amendment, modification or termination would have the effect of limiting, restricting the rights or interests of, or increasing the costs to, the Fox Group under such Newco Shared Contract. Fox shall cooperate with Newco in connection with the entering into of any new agreement or partial assignment. The obligations set forth in the first sentence of this Section 1.8(c)(ii) regarding Newco’s use of reasonable best efforts to separate and assign Newco Shared Contracts shall terminate on the eighteen (18) month anniversary of the Closing Date, and the obligations set forth in the remainder of this Section 1.8(c)(ii), including the obligations of Newco to use reasonable best efforts to provide for alternative arrangements, shall survive for the duration of the term of the applicable Contract (without any obligation to renew or extend).

1.9    Novations of Newco Contracts. Upon Fox’s request, the Parties (which, prior to the Effective Time shall not impose obligations on Ainge under any Newco Contract) shall use reasonable best efforts to obtain the novation of any Newco Contract so specified by Fox, whether prior to, at or following the Separation Time (it being understood that such obligations shall apply following the Separation Time regardless of whether any such Newco Contract has been Conveyed pursuant to the terms hereof or such Conveyance was deferred in accordance with Section 1.8(b)); provided, however, that no member of the Fox Group or the Newco Group, and neither Ainge nor any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), shall be required to make any payments (other than as provided for in the underlying Contract) to any third party in connection with the foregoing. The foregoing obligations shall terminate on the eighteen (18) month anniversary of the Closing Date.

1.10    Bank Accounts.

(a)    Each of Fox and Newco shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing each bank and brokerage account owned by Newco, any other member of the Newco Group or any Direct Sales Entity (or the applicable Subsidiary of a Direct Sales Entity) (collectively, the “Newco Accounts”), so that such Newco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Fox or any member of the Fox Group (collectively, the “Fox Accounts”) are de-linked from such Fox Accounts.

(b)    Each of Fox and Newco shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing the Fox Accounts so that such Fox Accounts, if currently linked to any Newco Account, are de-linked from such Newco Accounts.

(c)    With respect to any outstanding checks issued by Fox, Newco or any of their respective Subsidiaries prior to the Separation Time, such outstanding checks shall be honored from and after the Separation Time by the Person or Group owning the account on which the check is drawn, without modifying in any way the allocation of Liability (and rights to reimbursement) for such amounts under this Agreement, the Merger Agreement or any Ancillary Agreement.

1.11    No Representation or Warranty. EACH OF FOX AND NEWCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE NEWCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY

AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, NO PARTY TO THIS AGREEMENT IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE CONDITION OR THE VALUE OF ANY ASSETS, BUSINESSES OR THE AMOUNT OF ANY LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OF ANY ASSETS OF SUCH PARTY, AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 1.11 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY MADE HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE.

1.12    Waiver of Bulk-Sales Laws. Each of Newco and Fox hereby waives compliance by each member of the other Party’s respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Newco Group or the Fox Group, as applicable.

2.	COMPLETION OF THE NEWCO TRANSFER

2.1    Separation Time. Subject to the satisfaction and waiver (in accordance with the provisions hereof) of the conditions set forth in Section 7 (other than the conditions, which by their nature are to be satisfied at the Separation Time, but subject to such conditions being capable of being satisfied at the Separation Time), and subject to Section 1.8(b), the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Section 1 in connection with the Newco Transfer shall be 12:01 a.m., Eastern Time, on the anticipated Distribution Date (such time, the “Separation Time,” and such date the “Separation Date”) or such other time as determined pursuant to Section 1.8.

2.2    Separation Deliveries.

(a)    Agreements to be Delivered by Fox. On the Separation Date, Fox shall deliver, or shall cause its appropriate Subsidiaries to deliver, to Newco all of the following instruments:

(i)    all Transfer Documents as described in Section 2.4 and Section 2.5;

(ii)    the Tax Matters Agreement, substantially in the form attached hereto as Exhibit A and revised as provided in the footnotes therein (the “Tax Matters Agreement”), duly executed by the members of the Fox Group party thereto;

(iii)    the Transition Services Agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”), duly executed by the members of the Fox Group party thereto;

(iv)    the Intellectual Property Cross-License Agreement, substantially in the form attached as Exhibit C (the “Cross-License Agreement”), duly executed by the members of the Fox Group party thereto; and

(v)    any other Ancillary Agreements to which the Parties mutually agree.

(b)    Agreements to be Delivered by Newco. On the Separation Date, Newco shall deliver, or shall cause the Newco Subs to deliver, as appropriate, to Fox, in each case where any member of the Newco Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by each member of the Newco Group that is a party thereto.

(c)    Document Delivery. Promptly following the Separation Date, Fox shall deliver, or shall cause its appropriate Subsidiaries to deliver, to Newco, the Newco Books and Records, Newco Contracts and any other documents that are A&S Assets.

2.3    Certain Resignations. At or prior to the Distribution Date, Fox shall use its reasonable best efforts to cause each employee and director of Fox and its Subsidiaries who will not be employed by Newco or a Newco Sub after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Newco or any Newco Sub on which they serve, and from all positions as officers of Newco or any Newco Sub in which they serve.

2.4    Transfer of A&S Assets and Assumption of A&S Liabilities. In furtherance of the Conveyance of A&S Assets and the assumption of A&S Liabilities provided in Section 1.1 and Section 1.2, on or prior to the Separation Date (and thereafter at any time upon the request of Newco in accordance with Section 1.8): (a) Fox shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts, assignments of Newco IP in a form required to record transfer of title in each applicable jurisdiction, Consents (to the extent obtained), Transferable Permits, easements, leases, deeds and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties), as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of Fox’s and its Subsidiaries’ (other than Newco and the Newco Subs) right, title and interest in and to the A&S Assets (except for the A&S Assets held by the Direct Sales Sellers) to Newco and the Newco Subs (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment of Contract or other instrument of Conveyance shall require Fox or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement, the Merger Agreement or any Ancillary Agreement, except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Newco shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the A&S Liabilities (except for the A&S Liabilities to be assumed by the Direct Sales Purchasers) by Newco (it being understood that no assumptions of Contracts and other instruments of assumption or conveyance shall require Newco or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement, the Merger Agreement or any Ancillary Agreement, except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement). All of the foregoing documents contemplated by this Section 2.4 shall be referred to collectively herein as the “Fox Transfer Documents.”

2.5    Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.3, prior to or at the Separation Time: (a) Newco shall execute and deliver, and shall cause the Newco Subs to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts, Consents (to the extent obtained), easements, leases, deeds and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of Newco’s and the Newco Subs’ right, title and interest in and to the Excluded Assets to Fox and its Subsidiaries (other than Newco and the Newco Subs) (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment of Contract or other instrument of Conveyance shall require Newco or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement, the Merger Agreement or any Ancillary Agreement except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Fox shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Fox (it being understood that no assumptions of Contracts and other instruments of assumption or conveyance shall require Newco or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement, the Merger Agreement or any Ancillary Agreement, except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement). All of the foregoing documents contemplated by this Section 2.5, together with the Fox Transfer Documents, shall be referred to collectively herein as the “Transfer Documents,” and all such Transfer Documents shall be prepared, executed and delivered in a manner approved by Ainge (not to be unreasonably withheld, conditioned or delayed); provided, that if Ainge does not provide comments to any such Transfer Document to Fox within ten (10) Business Days of receipt thereof, Ainge’s approval with respect to such Transfer Document shall be deemed granted. The Parties shall perform the obligations set forth in Section 2.4 and this Section 2.5, in each case, in accordance with applicable Law.

2.6    Exchange. In exchange for the Newco Contribution, Newco shall (a) issue to Fox additional shares of Newco Common Stock such that the number of shares of Newco Common Stock then outstanding shall be equal to the number of shares of Newco Common Stock necessary to effect the Distribution; (b) issue to Fox the Newco Securities; and (c) distribute to Fox cash in an aggregate amount equal to the Basis Amount (the “Cash Dividend”), in immediately available funds to one or more accounts designated by Fox.

3.	COMPLETION OF THE DISTRIBUTION

3.1    Manner of Distribution. Fox may, in its sole discretion, elect to effect the Distribution as a Spin-Off, as an Exchange Offer, or as a combination of a Spin-Off and an Exchange Offer with or without a Clean-Up Spin-Off. Fox shall provide written notice to Ainge of the form of the Distribution no later than thirty (30) days prior to the anticipated Closing Date; provided, that in the event that Fox elects to effect the Distribution as an Exchange Offer, the foregoing prior written notice requirement shall not prohibit Fox from effecting a Spin-Off or Clean-Up Spin-Off if the Exchange Offer is not fully subscribed. All shares of Newco Common Stock held by Fox on the Distribution Date will be distributed to the holders of Fox Common Stock in the manner set forth in Section 3.2(a) or Section 3.2(b) and/or Section 3.2(c). In the event Fox elects to effect a Spin-Off, at least five (5) Business Days prior to the Distribution Date, Fox shall provide to Newco and Ainge a list of Record Holders entitled to receive Newco Common Stock in connection with such Distribution.

3.2    The Distribution.

(a)    To the extent the Distribution includes a Spin-Off, subject to the terms thereof, in accordance with Section 3.2(c), each Record Holder (other than Fox or any other member of the Fox Group) will be entitled to receive for each share of common stock, par value $0.01 per share, of Fox (“Fox Common Stock”) held by such

Record Holder as of the Record Date a number of shares of Newco Common Stock equal to the total number of shares of Newco Common Stock held by Fox on the Distribution Date, multiplied by a fraction, the numerator of which is the number of shares of Fox Common Stock held by such Record Holder as of the Record Date and the denominator of which is the total number of shares of Fox Common Stock outstanding on the Record Date (excluding Treasury shares held by Fox and any shares of Fox Common Stock otherwise held by any member of the Fox Group). To the extent the Distribution is effected as a Spin-Off, prior to the Distribution Date, the Fox Board, in accordance with applicable Law, shall establish (or designate a committee of the Fox Board to establish) the Record Date for the Distribution and any appropriate procedures in connection with the Spin-Off. To the extent any of the Distribution is effected as an Exchange Offer followed by a Clean-Up Spin-Off of any remaining shares of Newco Common Stock to be distributed by Fox pursuant to Section 3.2(b), the Fox Board shall set the Record Date as the time on the Distribution Date immediately following the time at which the validly tendered shares of Fox Common Stock are accepted for payment in the Exchange Offer.

(b)    Subject to the terms and conditions thereof, to the extent any of the Distribution is effected as an Exchange Offer, each Fox shareholder may elect in the Exchange Offer to exchange a number of shares of Fox Common Stock held by such Fox stockholder for shares of Newco Common Stock. Subject to applicable securities Laws, Fox shall determine, in its sole discretion, the terms and conditions of the Exchange Offer, including the exchange ratio (including any discount to the reference price of shares of Ainge Common Stock), the timing of the offer period and any extensions thereto, and other customary provisions, each as will be set forth in the Newco Registration Statement (as defined below) and Schedule TO (as defined below); provided, however, that except to the extent required by applicable Law, the maximum number of days that the Exchange Offer may be extended following satisfaction of the conditions to Closing set forth in Section 6 and Section 7 of the Merger Agreement (other than consummation of the transactions contemplated by this Agreement and satisfaction of those conditions to be satisfied as of the Closing Date, provided that such conditions are capable of being satisfied at such date) shall be the earlier of (i) twenty (20) Business Days and (ii) the latest date that would permit the Distribution Date to occur prior to the End Date in compliance with all applicable Laws. Before filing the Newco Registration Statement, the Schedule TO or any amendments or supplements thereto, or comparable documents under securities or state “blue sky” Laws of any jurisdiction, Fox and/or Newco (as applicable) will furnish to Ainge and its counsel copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable comment of Ainge and its counsel, and, before filing any such document, Fox and/or Newco (as applicable) shall reasonably consider any changes thereto that Ainge and its counsel shall reasonably request.

(c)    Subject to Section 3.1, the terms and conditions of any Clean-Up Spin-Off shall be as determined by Fox in its sole discretion; provided, however, that: (i) any shares of Newco Common Stock that are not subscribed for in the Exchange Offer must be distributed to Fox’s shareholders in the Clean-Up Spin-Off and (ii) subject to any applicable Law or stock exchange requirement, the Clean-Up Spin-Off shall take place on the Distribution Date immediately following the consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be established as of such date in the same manner as provided in Section 3.2(a).

(d)    In the event of a Spin-Off or Clean-Up Spin-Off, no action by any Record Holder shall be necessary for such Record Holder (or such Record Holder’s designated transferee or transferees) to receive the applicable number of shares of Newco Common Stock such stockholder is entitled to in the Distribution. For stockholders of Fox who own shares of Fox Common Stock through a broker or other nominee, their shares of Newco Common Stock will be credited to their respective accounts by such broker or nominee.

(e)    Upon the consummation of the Distribution, Fox shall deliver to the Exchange Agent a book-entry authorization representing the shares of Newco Common Stock being transferred in the Distribution, for the account of Fox’s stockholders that are entitled thereto, and any other information reasonably requested by the Exchange Agent. The Exchange Agent shall hold book-entry shares for the account of Fox’s stockholders pending the Merger. In no event shall the aggregate number of shares of Newco Common Stock issued and distributed in the Distribution exceed the number of shares of Newco Common Stock held by Fox on the Distribution Date.

(f)    The Parties shall keep each other reasonably informed with respect to the transactions contemplated by this Section 3.2 in order to coordinate the timing of such transactions to the extent reasonably practicable and desirable and otherwise consistent with the other provisions of this Section 3.2.

(g)    Neither of the Parties, and none of their respective Affiliates, will be liable to any Person in respect of any shares of Newco Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.3    Actions Prior to Distribution.

(a)    Newco will cooperate with Fox to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Fox will be permitted to reasonably direct and control the efforts, prior to the Distribution Date, of Newco in connection with the Distribution in accordance with the terms and subject to the conditions of this Agreement, the Merger Agreement and all Ancillary Agreements (including the selection of any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or transfer agent and financial, legal, accounting and other advisors for Fox, but not the selection of the Exchange Agent, who will be selected pursuant to Section 1.6(b) of the Merger Agreement), and Newco will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Fox in good faith and in accordance with the terms and subject to the conditions of this Agreement, the Merger Agreement and all Ancillary Agreements. Without limiting the generality of the foregoing, Newco will, and will cause its Subsidiaries and its and their respective employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by Fox in good faith, reasonably cooperate in and take the following actions: (i) preparing and filing the registration under the Securities Act or the Exchange Act of Newco Common Stock on an appropriate registration form or forms to be designated by Fox (the “Newco Registration Statement”) and, if applicable, following effectiveness of the Newco Registration Statement, a Schedule TO (together with any amendments thereto, the “Schedule TO”); (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Distribution (including any marketing efforts); (iii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested; and (iv) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Newco and is reasonably required in connection with the Distribution.

(b)    Fox and Newco will prepare and mail, prior to the Distribution Date, to the holders of shares of Fox Common Stock, such information concerning Newco, Ainge, their respective businesses, operations and management, the Distribution and such other matters as Fox will reasonably determine and as may be required by applicable Law. Fox and Newco will prepare, and Newco will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Fox determines are necessary or desirable to effectuate the Distribution and Fox and Newco will each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c)    Fox and Newco will take all such action as may be necessary or appropriate under the securities or “blue sky” Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(d)    Fox and Newco will take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 7.2 to be satisfied and to effect the Distribution on the Distribution Date.

(e)    Notwithstanding anything to the contrary, any and all costs, expenses and Liabilities incurred by or on behalf of Newco or any member of the Newco Group as a result of or in connection with the matters set forth in this Section 3.3 shall be the sole responsibility of Fox and shall be deemed to be “Excluded Liabilities” for the purposes hereof.

(f)    Notwithstanding anything to the contrary, without any further action required by any Party, effective as of immediately prior to the Effective Time, all provisions of this Section 3.3, with the exception of Section 3.3(a), shall automatically terminate and be of no further force and the Parties shall cease to have any rights or obligations thereunder.

(g)    Nothing under this Section 3.3 shall be deemed to limit or affect the Parties’ rights and obligations under the Merger Agreement.

3.4    Additional Matters.

(a)    Tax Withholding. Fox and Newco, as the case may be, will be entitled, and will instruct the transfer agent or the Exchange Agent, as applicable, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b)    Delivery of Shares. Upon the consummation of the Distribution, Fox will deliver to the transfer agent or Exchange Agent, as applicable, a book-entry authorization representing the shares of Newco Common Stock being distributed in the Distribution for the account of the Fox stockholders that are entitled thereto. The Exchange Agent will hold such book-entry shares for the account of the Fox stockholders pending the Merger, as provided in Section 1.6 of the Merger Agreement. Immediately after the time of the Distribution and prior to the Effective Time, the shares of Newco Common Stock will not be transferable and the transfer agent for the shares of Newco Common Stock will not transfer any shares of Newco Common Stock. The Distribution will be deemed to be effective upon written authorization from Fox to the transfer agent or the Exchange Agent to proceed as set forth in Section 3.2.

(c)    Cash Reduction. Prior to the Cut-Off Time, Fox may, and may cause any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) to, take such actions as Fox deems advisable to minimize or reduce the amount of Cash in excess of the amounts set forth on Schedule 3.4(c) remaining in any accounts held by or in the name of a member of the Newco Group or a Direct Sales Entity (or a Subsidiary of a Direct Sales Entity) as of the Separation Time.

3.5    Cash, Working Capital and Indebtedness Adjustments.

(a)    Promptly following the Distribution Date, but in no event later than ninety (90) days thereafter, Newco shall, at its expense, prepare and submit to Fox a proposed statement (the “Proposed Statement”) setting forth, in accordance with the Accounting Principles and in reasonable detail using the format in the illustrative example attached to the Accounting Principles: (i) a proposed balance sheet of the A&S Business as of 11:59 p.m. on the day prior to the Distribution Date (the “Proposed Balance Sheet” and such time, the “Cut-Off Time”) and (ii) Newco’s calculation of (x) Cash of the A&S Business as of the Cut-Off Time (the “Proposed Closing Cash”), (y) A&S Debt as of the Cut-Off Time (without giving effect to the Financing and the issuance of the Newco Securities, but including all accrued and unpaid interest, if any, in respect of the Newco Financing and the Newco Securities as of the Cut-Off Time) (the “Proposed Closing Indebtedness”) and (z) the Net Working Capital of the A&S Business as of the Cut-Off Time (the “Proposed Net Working Capital Amount”). In the event Fox disputes any matter set forth in the Proposed Statement (including the calculation of the Proposed Closing Cash, Proposed Closing Indebtedness or the Proposed Net Working Capital Amount), Fox shall notify Newco in writing of its objections within forty-five (45) days after receipt of the Proposed Statement, and shall set forth, in writing and in reasonable detail, the reasons for Fox’s objections (the “Notice of Objections”); provided, however, that such forty-five (45) day period shall be tolled for any period during which Newco shall fail to make available to Fox all books, records, documents and work papers required to be made available to Fox under Section 3.5(g). If Fox fails to deliver such Notice of Objections within such time, Fox shall be deemed to have accepted the Proposed Statement and the matters set forth therein. To the extent Fox does not object within the time period contemplated by this Section 3.5(a) to a matter set forth in the Proposed Statement, Fox shall be deemed to have accepted Newco’s calculation and presentation in respect of the matter and the matter shall not be considered to be in dispute. Fox and Newco shall endeavor in good faith to resolve any disputed matters within thirty (30) days after Newco’s receipt of any Notice of Objections. If Fox and Newco are unable to resolve the disputed matters, Fox and Newco jointly shall, as soon as practicable and in any event within fifteen (15) days after the expiration of such thirty (30) day period, engage the Accounting Firm to resolve the matters in dispute (in a manner consistent with this Section 3.5). The scope of disputes to be resolved by the Accounting Firm shall be limited solely to: (A) whether the Proposed Statement was prepared in accordance with this Section 3.5; and (B) whether there were mathematical errors in the Proposed Statement. Any dispute with respect to the scope of the matters to be resolved by the Accounting Firm pursuant to this Section 3.5 shall be resolved in accordance with Section 8.1, Section 9.3 and Section 9.5 and not by the Accounting Firm. Promptly after joint engagement of the Accounting Firm, Fox and Newco shall provide the Accounting Firm with a copy of this Agreement, the Accounting Principles, the Proposed Statement and the Notice of Objections. Within fifteen (15) days of the engagement of the Accounting Firm for the purposes of this Section 3.5(a), each of Fox and Newco shall deliver to the Accounting Firm and to the other Party simultaneously a written submission of its final position with respect to each of the matters in dispute (which position may be different than the position set forth in or contemplated by the Proposed Statement or the Notice of Objections, but may not be outside of the range of the Proposed Statement or the Notice of Objections, as applicable). The Accounting Firm may request additional information solely to the extent necessary to resolve the matter in dispute from either Party, but absent such a request neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Accounting Firm or otherwise communicate with the Accounting Firm, and in no event shall either Party (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Accounting Firm unless a copy of such submission is simultaneously provided to the other Party. The Accounting Firm shall have thirty (30) days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 3.5 and to deliver its written determination, acting as an arbitrator, with respect to each of the items in dispute submitted to it for resolution, as well as its determination of the balance sheet of the A&S Business as of the Cut-Off Time, the Net Working Capital of the A&S Business as the Cut-Off Time, the A&S Debt as of the Cut-Off Time (without giving effect to the Financing and the issuance of the Newco Securities, but including all accrued and unpaid interest, if any, in respect of the Newco Financing and the Newco Securities as of the Cut-Off Time) and the Closing Cash (as applicable). The Accounting Firm shall resolve the differences regarding the Party’s submissions based solely on the information provided to the Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review, and the Accounting Firm may not assign a value for Net Working Capital of the A&S Business, A&S Debt as of the Cut-Off Time (without giving effect to the Financing and the issuance of the Newco Securities, but including all accrued and unpaid interest, if any, in respect of the Newco Financing and the Newco Securities as of the Cut-Off Time) or Cash as at the Cut-Off Time greater than the greatest value claimed for an item by either Party or smaller than the smallest value for such item claimed by the other Party. The determination of the Accounting Firm and any required adjustments resulting therefrom shall be final, conclusive and binding on all of the Parties hereto. The fees and expenses of the Accounting Firm shall be allocated between and paid by the Parties as determined by the Accounting Firm; provided that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 3.5, the other Party’s outside counsel or fees of any Representatives.

(b)    The balance sheet of the A&S Business as of the Cut-Off Time, the Net Working Capital of the A&S Business as of the Cut-Off Time, the A&S Debt as of the Cut-Off Time (without giving effect to the Financing and the issuance of the Newco Securities, but including all accrued and unpaid interest, if any, in respect of the Newco Financing and the Newco Securities as of the Cut-Off Time) and the Cash as of the Cut-Off Time, in each case as finally determined pursuant to Section 3.5(a) (whether by failure of Fox to deliver notice of objection, by agreement of Fox and Newco or by determination of the Accounting Firm) are referred to herein as, respectively, the “Final Balance Sheet,” “Final Net Working Capital Amount,” “Final Closing Indebtedness” and “Final Closing Cash.”

(c)    The Proposed Balance Sheet and the Final Balance Sheet shall be prepared, and the Proposed Net Working Capital Amount or the Final Net Working Capital Amount, the Proposed Closing Indebtedness and the Final Closing Indebtedness, and the Proposed Closing Cash and the Final Closing Cash, shall each be determined, in accordance with the Accounting Principles.

(d)    Not later than five (5) Business Days after the determination of the Final Net Working Capital Amount, the Final Closing Indebtedness and the Final Closing Cash, a payment by wire transfer in respect thereof shall be made as follows:

(i)    If the Net Cash Adjustment plus the Net Working Capital Adjustment (the “Closing Adjustment Amount”) is positive, such amount shall be paid to Fox by Newco;

(ii)    If the Closing Adjustment Amount is negative, such amount shall be paid to Newco by Fox; and

(iii)    If the Closing Adjustment Amount is zero, no payment by any Party shall be due.

(e)    For purposes of this Agreement:

(i)    “Net Cash Adjustment” shall mean an amount equal to the Final Closing Cash minus the Final Closing Indebtedness, which amount can be either a positive or negative number; and

(ii)    “Net Working Capital Adjustment” shall mean: (1) if the Final Net Working Capital Amount is greater than one-hundred ten million dollars ($110,000,000), the amount of such excess; (2) if the Final Net Working Capital Amount is less than ninety-five million dollars ($95,000,000), the amount of such difference; and (3) in all other cases, zero; provided, that for the purposes of calculating the Closing Adjustment Amount, the Net Working Capital Adjustment shall be reflected as a positive number in the event the Net Working Capital Adjustment is determined pursuant to clause (1) and a negative number in the event the Net Working Capital Adjustment is determined pursuant to clause (2).

(f)    Any payment (or portion thereof) pursuant to Section 3.5(d) shall be treated as an adjustment to the Cash Dividend or, by mutual agreement of the Parties, the portion of the Direct Sales Purchase Price attributable to one or more Direct Sales, for Tax purposes, in each case to the extent permitted by Law. Any payment pursuant to Section 3.5(d) shall be made in immediately available funds by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.

(g)    Newco shall make available to Fox and, if applicable, to the Accounting Firm, all books, records, documents and work papers (subject to, in the case of independent accountant work papers, Fox or the Accounting Firm, as applicable, entering into a customary release agreement with respect thereto) (i) transferred by members of the Fox Group to Newco in connection with the Transactions or otherwise in the possession of the Newco Group as of the Closing, or (ii) created or prepared by or for Newco in connection with the preparation of the Proposed Statement and the calculation of the Proposed Net Working Capital Amount and the Proposed Closing Cash and the other matters contemplated by this Section 3.5.

4.	MUTUAL RELEASES; INDEMNIFICATION

4.1    Release of Pre-Distribution Date Claims.

(a)    Newco Release. Except as provided in Section 4.1(c) and Section 4.3, effective as of the Effective Time, Newco does hereby, for itself and for each other member of the Newco Group and (to the extent permitted by applicable Law) all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any member of the Newco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, predecessors, successors and assigns, release and forever discharge each of the Fox Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time, or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Newco Transfer contemplated by this Agreement or any Ancillary Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Newco and each member of the Newco Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Newco hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Fox Indemnitees from the Liabilities described in the first sentence of this Section 4.1(a). Notwithstanding the foregoing, the release described in this Section 4.1(a) shall not apply with respect to obligations from and after the Closing under or relating to the Contracts referred to in Section 1.7(b)(iv).

(b)    Fox Release. Except as provided in Section 4.1(c) and Section 4.2, effective as of the Effective Time, Fox does hereby, for itself and for each other member of the Fox Group and (to the extent permitted by applicable Law) all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any member of the Fox Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, predecessors, successors and assigns, release and forever discharge each of the Newco Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Newco Transfer contemplated by this Agreement and any Ancillary Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Fox and each member of the Fox Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any Law which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Fox hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Newco Indemnitees from the Liabilities described in the first sentence of this Section 4.1(b). Notwithstanding the foregoing, the release described in this Section 4.1(b) shall not apply with respect to obligations from and after the Closing under or relating to the Contracts referred to in Section 1.7(b)(iv).

(c)    No Impairment. Nothing contained in Section 4.1(a) or Section 4.1(b) shall: (i) limit or otherwise affect any Person’s rights or obligations pursuant to or contemplated by, or ability to enforce, this Agreement, the Merger Agreement or any Ancillary Agreement, in each case in accordance with its terms, including (A) the obligation of Newco to assume and satisfy the A&S Liabilities; (B) the obligation of Fox to retain, assume and satisfy the Excluded Liabilities; (C) the obligations of Fox and its Affiliates to Convey the A&S Assets free and clear of all Encumbrances (other than Permitted Encumbrances) in accordance with this Agreement; and (D) the obligations of Fox and Newco to perform their obligations and indemnify each other under this Agreement, including pursuant to Section 3.5 and this Section 4, the Merger Agreement and the Ancillary Agreements and any Liabilities arising out of or resulting herefrom or therefrom; (ii) apply to any Liability the release of which would result in the release of any Person other than a Person expressly released pursuant to Section 4.1(a) or Section 4.1(b); or (iii) release any Person from, or waive any rights under, any Liability provided in or resulting from (x) any Contract to which any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), on the one hand, and any Fox Group, on the other hand, is a party, that does not terminate as of the Distribution Date in accordance with Section 1.7 and (y) fraud.

(d)    No Actions as to Released Claims. Following the Closing, Newco shall not, and shall cause each member of the Newco Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Fox or any member of the Fox Group, or any other Person released with respect to any Liabilities released pursuant to Section 4.1(a). Fox shall not, and shall cause each other member of the Fox Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Newco or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 4.1(b). In addition, nothing in this Section 4.1 shall release Newco or any other member of the Newco Group from indemnifying any current or former director, officer, manager, employee or agent of Fox or any other member of the Fox Group who was a director, officer, manager, employee or agent of Newco or any other member of the Newco Group prior to the Distribution Date if such Person was entitled to a right of indemnification pursuant to the organizational documents of Newco or any Newco Sub or pursuant to any Contract, it being understood that if the underlying obligation giving rise to such right to indemnification is an Excluded Liability retained by Fox or any other member of the Fox Group, Fox shall indemnify Newco for such Liability (including Newco’s costs to indemnify such director, officer, manager, employee or agent) in accordance with the provisions in Section 4.3.

4.2    Indemnification by the Newco Group. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, Newco and each member of the Newco Group shall, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Fox Indemnitees from and against, and shall reimburse such Fox Indemnitees with respect to, any and all Losses that proximately result from any of the following items (without duplication):

(a)    the A&S Liabilities, including, after the Effective Time, the failure of Newco or any other member of the Newco Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b)    any breach by Newco or any other member of the Newco Group of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements subsequent to the Separation Time, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder; and

(c)    any breach by Ainge or any of its Affiliates of any covenant of Ainge under the Merger Agreement, which, by its terms, is to be performed subsequent to the Effective Time.

(d)    any breach by Ainge or any of its Affiliates of the representations and warranties set forth in Section 3.4(e) of the Merger Agreement.

4.3    Indemnification by Fox. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, Fox shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Newco Indemnitees from and against, and shall reimburse such Newco Indemnitees with respect to, any and all Losses that proximately result from any of the following items (without duplication):

(a)    any Excluded Liabilities, including the failure of Fox or any other member of the Fox Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b)    any breach by Fox or any other member of the Fox Group of any covenants or obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements on or subsequent to the Separation Time, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder;

(c)    any breach by Fox or any of its Affiliates of (i) any covenant of Fox under the Merger Agreement, which, by its terms, is to be performed subsequent to the Effective Time;

(d)    (i) any breach of the representations and warranties set forth in Section 2.3, Section 2.4(d), Section 2.6(a), Section 2.6(b), Section 2.8(d), Section 2.8(h) and Section 2.23 of the Merger Agreement (determined, in each case other than Section 2.4(d) of the Merger Agreement, for all purposes without regard to any material, materiality, Material Adverse Effect or other similar qualification contained therein, (ii) the matters set forth on Schedule 4.3(d) and (iii) any breach by Fox of the covenant set forth in Section 6.9; and

(e)    any Liabilities that (i) are not reflected as a “liability” in the A&S Unaudited Balance Sheet but (ii) are reflected in the accounts of Fox or a Fox Subsidiary at December 31, 2017 and under GAAP are “pushed down” to the A&S Business and thereby reflected in the A&S Audited Balance Sheet.

4.4    Survival. No claim or cause of action for indemnification under (a) Section 4.3(d)(i) may be made following the termination of the applicable survival period set forth in Section 9.3 of the Merger Agreement, (b) with respect to Section 4.3(d)(ii) and Section 4.3(d)(iii) may be made following the three (3) year anniversary of the Closing and (c) Section 4.3(e) may be made following the fifteen (15) month anniversary of the Closing; it being understood that in the event notice of any claim for indemnification under Section 4.3(d) or Section 4.3(e) shall have been given within the applicable survival period set forth in Section 9.3 of the Merger Agreement or set forth in this Section 4.4, the representations and warranties or other agreements that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

4.5    Limitations on Indemnification.

(a)    Fox’s obligation to indemnify Newco Indemnitees for Losses pursuant to Section 4.3(d)(i) or Section 4.3(e) is subject to the limitation that no indemnification shall be made by Fox with respect to any claim (including any Losses) until the aggregate amount of all such Losses for which indemnification may be sought under Section 4.3(d)(i) and Section 4.3(e) exceeds $5,000,000 (the “Newco Deductible”), at which point the Newco Indemnitees shall be entitled to indemnification only for those Losses in excess of the Newco Deductible; provided, however, that only individual claims or a series of related claims involving Losses in excess of $100,000 shall be included in the Newco Deductible or be counted for determining the amount of Losses to be indemnified to the Newco Indemnitees. Notwithstanding the foregoing, in no event shall the obligation of Fox to indemnify Newco Indemnitees pursuant to Section 4.3(d)(i) or Section 4.3(e) exceed, in the aggregate, $250,000,000. For the avoidance of doubt, the limitations in this Section 4.5 shall not apply to any claims for indemnification pursuant to Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.3(d)(ii) and Section 4.3(d)(iii). For the avoidance of doubt, nothing herein shall limit the ability of Fox to Convey A&S Assets to Ainge or Newco in respect of any alleged breach of any provision of the Merger Agreement (including, for the avoidance of doubt, Section 2.6(a), Section 2.6(b), Section 2.8(d) and Section 2.8(h) of the Merger Agreement).

(b)    The obligation of the Newco Group to indemnify Fox Indemnitees for Losses pursuant to Section 4.2(d) is subject to the limitation that no indemnification shall be made by any member of the Newco Group with respect to any claim (including any Losses) until the aggregate amount of all such Losses for which indemnification may be sought under Section 4.2(d) exceeds $5,000,000 (the “Fox Deductible”), at which point the Fox Indemnitees shall be entitled to indemnification only for those Losses in excess of the Fox Deductible; provided, however, that only individual claims or a series of related claims involving Losses in excess of $100,000 shall be included in the Fox Deductible or be counted for determining the amount of Losses to be indemnified to the Fox Indemnitees. Notwithstanding the foregoing, in no event shall the obligation of Ainge to indemnify Fox Indemnitees pursuant to Section 4.2(d) exceed, in the aggregate, $250,000,000. For the avoidance of doubt, the limitations in this Section 4.5 shall not apply to any claims for indemnification pursuant to Section 4.2(a), Section 4.2(b) or Section 4.2(c).

(c)    No Indemnitee shall be entitled to payment and indemnification more than once with respect to the same matters (including by being taken into account in the determination of the Final Net Working Capital Amount and the A&S Business 2017 Adjusted EBITDA).

4.6    Procedures for Indemnification.

(a)    An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim, which shall be governed by this Section 4.6), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b)    If a claim or demand is made against a Fox Indemnitee or a Newco Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Section 4 or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) calendar days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c)    Other than in the case of any Liability being managed by a Party in accordance with any Ancillary Agreement or as provided in Section 4.8(a), an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitees, if it gives written notice of its intention to do so and agreement that the Indemnitee is entitled to indemnification under this Section 4 to the applicable Indemnitees within thirty (30) calendar days of the receipt of notice from such Indemnitees of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent and material Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d)    Notwithstanding anything to the contrary in this Section 4.6, in the event that: (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim; (ii) there exists a conflict of interest or potential conflict of interest, as reasonably determined by counsel for the Indemnitee, between the Indemnifying Party and the applicable Indemnitee(s); (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee; (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within thirty (30) calendar days after notice from the Indemnitee of such Third-Party Claim; or (v) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee(s) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(e)    No Indemnitee may settle, compromise or admit liability with respect to any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f)    In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, or does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g)    Except as otherwise provided in Section 9.4, the Merger Agreement or any Ancillary Agreement, following the Closing, the indemnification provisions of this Section 4 shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or Losses arising out of or relating to, as the case may be, any A&S Liability or Excluded Liability), and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Section 4 against any Indemnifying Party.

4.7    Indemnification Obligations Net of Proceeds Received from Third Parties.

(a)    Any Liability subject to indemnification or contribution pursuant to this Section 4 will be net of any proceeds actually received by the Indemnitee from any third party (net of any deductible or retention amount or any other third-party costs or expenses incurred by the Indemnifying Party in obtaining such recovery, including any increased insurance premiums) for indemnification for such Liability that actually reduce the amount of the Liability (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Section 4 to any Indemnitee pursuant to this Section 4 will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)    The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this Section 4; provided, however, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

4.8    Certain Actions; Substitution; Subrogation.

(a)    Certain Actions. Notwithstanding anything to the contrary set forth in Section 4.6, and subject to the provisions of the Tax Matters Agreement and the Employee Matters Agreement, which shall remain exclusive as to Tax matters and employee and benefit matters, respectively, and except to the extent there are actual or potential conflicts of interest between Fox and Newco with respect to a particular Action: (i) Fox may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Separation Time which relate to or arise out of the A&S Business, the A&S Assets or the A&S Liabilities and as to which a member of the Fox Group (other than Newco and the Newco Subs) is also named as a target or defendant thereunder, but excluding any such Actions described in clause (ii) and (ii) Newco may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Separation Time which relate to or arise out of the A&S Business, the A&S Assets or the A&S Liabilities and as to which a member of the Fox Group (other than Newco and the Newco Subs) is also named as a target or defendant thereunder, but only to the extent any such Actions primarily relate to or primarily arise in connection with the A&S Business, the A&S Assets or the A&S Liabilities and do not primarily relate to or primarily arise in connection with Excluded Liabilities; provided, however, that: (w) the Party in control of any such Action shall investigate, prosecute, defend and/or appeal such Action in good faith; (x) the Parties shall reasonably consult with each other on a regular basis with respect to strategy and developments with respect to any such Action; (y) the Party not in control of such Action shall have the right to participate in (but not control) and employ separate counsel in connection with the defense, compromise or settlement of such Action at its own cost and expense; and (z) the Party in control of such Action must obtain the written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Fox and Newco shall agree upon a reasonable allocation to Newco of, and Newco shall be responsible for or receive, as the case may be, Newco’s proportionate share of any such compromise, settlement, consent or judgment attributable to the A&S Business, the A&S Assets or the A&S Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending the same.

(b)    Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith (regardless if such removal is successful or not). If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Section 4 shall not be affected.

(c)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon and in proportion to the amount of the Indemnitee’s Liability that the Indemnifying Party has paid, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person; provided, however, that in no event shall the Indemnifying Party have any rights under this Section 4.8(c) to assert any claim, action or proceeding against any customer, material supplier, licensor or employee of the Indemnitee (whether or not the Indemnitee has been indemnified under this Agreement). Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

4.9    Payments . Indemnification required by this Section 4 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

4.10    Non-Applicability to Taxes and Employee Matters. Except as otherwise specifically provided herein, Tax matters shall be exclusively governed by the Tax Matters Agreement, employee and employee benefit matters shall be exclusively governed by the Employee Matters Agreement and, in the event of any inconsistency between the Tax Matters Agreement or the Employee Matters Agreement and this Agreement, the Tax Matters Agreement or Employee Matters Agreement, as applicable, shall control. The procedures relating to indemnification for Tax matters and for employee and employee benefit matters shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement, respectively.

4.11    Characterization of and Adjustment to Payments.

(a)    For all Tax purposes, Fox and Newco agree to treat any payment required by this Agreement or the Merger Agreement as either a contribution by Fox to Newco or a distribution by Newco to Fox, as the case may be, occurring immediately prior to the Distribution Date, and therefore as an adjustment to the Cash Dividend (in the case of a payment from Fox to Newco, to the extent of the Cash Dividend), unless the Parties mutually agree to instead treat any such payment (or portion thereof) as an adjustment to the portion of the Direct Sales Purchase Price attributable to one or more Direct Sales, in each case to the extent permitted by Law..

(b)    Notwithstanding the foregoing, any payment made pursuant to this Section 4 shall be: decreased to take into account the present value of any Tax benefit made allowable to the Indemnitee (or any of its Affiliates) arising from the incurrence or payment of the relevant indemnified item (which Tax benefit would not have arisen or been allowable but for such indemnified item). For purposes of this Section 4.11(b), any Tax benefit shall be determined: (i) using the highest marginal rates in effect at the time of the determination; (ii) assuming the Indemnitee will be liable for such Taxes at such rate and has no Tax Attributes (as defined in the Tax Matters Agreement) at the time of the determination; and (iii) assuming that any such Tax benefit is used at the earliest date allowable by applicable Law. The present value referred to in the first sentence of this Section 4.11(b) shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the payment of the relevant indemnity payment.

5.	ACCESS TO INFORMATION

5.1    Access to Personnel and Property.

(a)    Fox and Newco shall preserve all written Information substantially related to the other Party for a period of six (6) years commencing on the Distribution Date.

(b)    From and after the Separation Time until the sixth (6th) anniversary of the Separation Time, each of Fox and Newco shall afford to the other and the Representatives of each, at such requesting Party’s expense on a time and materials basis, reasonable access during normal business hours, subject to the restrictions for privileged Information or Confidential Information set forth in this Agreement and to the requirements of any applicable Law (including, without limitation, any applicable requirements relating to privacy or disclosure of personal information) such as a code of conduct or standard of conduct (provided, however, that the Parties will arrange for appropriate substitute access of disclosure to the extent necessary to comply with any such regulation), to the personnel, properties, and, in connection with access to such personnel and properties, Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, upon the reasonable prior written request by such Party for access to specific and identified personnel, properties and Information, and only for the duration such access is reasonably requested and required by the other Party, and (a) relates to such other Party or, in the case of requests from Fox, the A&S Assets prior to the Separation Time solely as may be reasonably necessary in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under this Agreement (except for claims, demands or Actions between members of each Group), and in the case of requests from Newco, the A&S Business, prior to the Separation Time or (b) is reasonably required by a Party to perform its obligations under any Ancillary Agreement to which such Party or any of its Affiliates is a party; provided, however, that the Party providing such access may require that such Representatives execute a confidential non-disclosure agreement agreeing to be bound by the provisions of this Section 5, unless such individual is already subject to a non-disclosure agreement containing at least substantially the same terms and conditions as this Section 5 with respect to Confidential Information; provided, further, that nothing in this Section 5.1 shall be deemed to grant Newco or any Newco Sub, on the one hand, or Fox or any Subsidiary of Fox, on the other hand, any license, easement, servitude or similar right with respect to any real property that is an Excluded Asset or an A&S Asset, respectively; provided, further, that the requesting Party shall reimburse the other Party for the time expended by its employees in connection therewith in an amount determined by such other Party in good faith. For the avoidance of doubt, the Tax Matters Agreement, and not this Section 5.1, shall govern access to and the retention and exchange of Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters.

5.2    Certain Post-Closing Cooperation. From and after the Closing until the second (2nd) Fox fiscal year-end occurring after the Distribution Date, each of the Parties shall use its commercially reasonable efforts to cooperate with the other Party with respect to the actions set forth on Schedule 5.2. The reasonable and documented out-of-pocket costs and expenses incurred by a Party providing cooperation pursuant to this Section 5.2 shall be paid by the Party requesting such cooperation, and such requesting Party shall reimburse the other Party for the time expended by its employees in connection therewith in an amount determined by such other Party in good faith.

5.3    Witness Services. For a period of six (6) years from and after the Separation Time (or for any pending matter arising prior to the expiration of such period), each of Fox and Newco shall use its commercially reasonable efforts to make available to the other, upon reasonable prior written request, its and its Subsidiaries’ directors, officers, employees and agents (taking into account the work schedules and other commitments of such Persons) as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under this Agreement or in connection with the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement (except for claims, demands or Actions between members of each Group) and (b) there is no adversity in the Action between the requesting Party and the other Party except for the time and effort required in connection with the services of the officers, directors and employees and agents of the other Party. The reasonable and documented out-of-pocket costs and expenses incurred in the provision of such witnesses shall be paid by the Party requesting the availability of such Persons, and such requesting Party shall reimburse the other Party for the time expended by its employees in connection therewith in an amount determined by such other Party in good faith.

5.4    Privileged Matters.

(a)    The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the A&S Business or the other businesses of Fox, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 5.4. With respect to Privileged Information (as defined below) of Fox, Fox will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Newco will not take any action (or permit any member of the Newco Group to take action) without the prior written consent of Fox that could result in any waiver of any Privilege that could be asserted by any member of the Fox Group under applicable Law and this Agreement. With respect to Privileged Information of Newco arising after the Separation Time, Newco will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Fox will take no action (or permit any member of the Fox Group to take action) without the prior written consent of Newco that could result in any waiver of any Privilege that could be asserted by any member of the Newco Group under applicable Law and this Agreement. The rights and obligations created by this Section 5.4 will apply to all Information as to which a Party or its respective Groups would be entitled to assert, or has asserted, a Privilege without regard to the effect, if any, of the Transactions (“Privileged Information”).

(b)    Privileged Information of the Fox Group includes: (i) any and all Information regarding the Fox Group and its businesses (other than Information relating primarily to the A&S Business (“Newco Information”)), whether or not such Information (other than Newco Information) is in the possession of Newco or any Affiliate thereof; (ii) all communications subject to a Privilege between counsel for Fox (other than counsel exclusively for the A&S Business) (including any Person who, at the time of the communication, was an employee of the Fox Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of Ainge, Newco or any Affiliate thereof) and any Person who, at the time of the communication, was an employee of Fox, regardless of whether such employee is or becomes an employee of Newco or any Affiliate thereof; (iii) all Information generated, received or arising after the Separation Time that discloses Privileged Information of the Fox Group generated, received or arising prior to the Separation Time; and (iv) all Information relating to all matters relating to Fox’s evaluation and negotiation of the Transactions.

(c)    Privileged Information of the Newco Group includes: (i) any and all Newco Information, whether or not it is in the possession of Fox or any member of its Group; (ii) all communications subject to a Privilege between counsel for the A&S Business (including any Person who, at the time of the communication, was an employee of the Fox Group in the capacity of in-house counsel, regardless of whether such employee is or remains an employee of Fox or any Affiliate thereof) and any Person who, at the time of the communication, was an employee of Fox, Newco or any member of either Group or the A&S Business, regardless of whether such employee was, is or becomes an employee of Fox or any of its Subsidiaries; and (iii) all Information generated, received or arising after the Separation Time that discloses Privileged Information of the Newco Group generated, received or arising after the Separation Time.

(d)    Upon receipt by Fox or Newco, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, or if Fox or Newco, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Fox or Newco, or any of their respective

Affiliates, as the case may be, receives any subpoena, discovery or other request from any third-party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Fox or Newco, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such other Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 5.4 or otherwise to prevent the production or disclosure of Privileged Information. Fox or Newco, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third-party any of the other Party’s Privileged Information under this Section 5.4 unless: (i) the other Party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e)    Fox’s transfer of books and records pertaining to the A&S Business and other Information to Newco, Fox’s agreement to permit Newco to obtain Information existing prior to the Internal Restructuring, Newco’s transfer of books and records pertaining to Fox, if any, and other Information to Fox and Newco’s agreement to permit Fox to obtain Information existing prior to the Internal Restructuring are made in reliance on Fox’s and Newco’s respective agreements, as set forth in Section 5.1 and this Section 5.4, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Fox or Newco, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 5.1 and Section 5.3 and the disclosure to Newco and Fox of Privileged Information relating to the A&S Business or the other businesses of Fox pursuant to this Agreement in connection with the Internal Restructuring will not be asserted by Fox or Newco to constitute, or otherwise deem, a waiver of any Privilege that has been or may be asserted under this Section 5.4 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Fox and Newco in, or the obligations imposed upon Fox and Newco by, this Section 5.4.

6.	ADDITIONAL AGREEMENTS

6.1    Further Assurances. Subject to the limitations or other provisions of this Agreement, the Merger Agreement and any Ancillary Agreement: (i) each of the Parties (which shall not include Ainge unless and until the Effective Time shall have occurred) shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by and carry out the intent and purposes of this Agreement, the Merger Agreement and the Ancillary Agreements, including (a) using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder, the Merger Agreement or in any Ancillary Agreement within its reasonable control; (b) performing all covenants and agreements herein, in the Merger Agreement or in any Ancillary Agreement applicable to such Party; and (c) executing and delivering any Transfer Document and (ii) none of the Parties (which shall not include Ainge unless and until the Effective Time shall have occurred) will, without the prior written consent of the other applicable Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under the Merger Agreement, this Agreement or the Ancillary Agreements, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation. Nothing in this Section 6.1 will operate to affect the rights and obligations of the Parties under Section 1 and Section 2.

6.2    Removal of Tangible Assets. Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties, all tangible A&S Assets that are located at any facilities of any member of the Fox Group shall be moved or caused to be moved by Fox as promptly as practicable after the Separation Time from such facilities, at Fox’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Fox Group and not to cause damage to such facility, and such member of the Fox Group shall provide reasonable access to such facility to effectuate the same.

6.3    Guarantees.

(a)    Except as otherwise specified in any Ancillary Agreement, on or prior to the Separation Time or as soon as practicable thereafter, (i) Newco shall (with the reasonable cooperation of the applicable member of the Fox Group) use its reasonable best efforts to novate, assign or replace (including by inserting Ainge as replacement Guarantor) any Newco Guarantee in order to remove or otherwise have released any member of the Fox Group that is a guarantor of or obligor for any such Newco Guarantee and (ii) Fox shall (with the reasonable cooperation of the applicable member of the Newco Group) use its reasonable best efforts to novate, assign or replace (including by inserting Fox as replacement Guarantor) any Fox Guarantee in order to remove or otherwise have released any member of the Newco Group or any Direct Sales Entity (or any subsidiary of a Direct Sales Entity) that is a guarantor of or obligor for any such Fox Guarantee (in each case, any such novation, assignment, replacement, removal or release, a “Guarantee Release”); provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Guarantee Release is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b)    On or prior to the Effective Time, to the extent required to obtain a Guarantee Release:

(i)    of any Newco Guarantee, Newco will execute a Guarantee Release in the form of the existing Newco Guarantee or such form as is agreed to by the relevant parties to such Newco Guarantee, except to the extent that such Newco Guarantee contains representations, covenants or other terms or provisions either (A) with which Newco would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii)    of any Fox Guarantee, Fox will execute a Guarantee Release in the form of the existing Fox Guarantee or such form as is agreed to by the relevant parties to such Fox Guarantee, except to the extent that such Fox Guarantee contains representations, covenants or other terms or provisions either (A) with which Fox would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)    Following the Closing, if the Parties were unable to obtain a Guarantee Release prior to the Closing, the other Party will: (i) continue to use its reasonable best efforts to obtain a Guarantee Release; (ii) indemnify, defend and hold harmless the other Party and its Affiliates against, and reimburse such Party and its Affiliates for, any Losses of such Party and its Affiliates incurred by them because such Party or its Affiliate is required to make any payment under any such Fox Guarantee or Newco Guarantee, as applicable; and (iii) agree not to (and to cause members of their respective Groups not to) renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party or member of such Party’s Group is or may be liable, without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party. Each Party’s reasonable best efforts with respect to this Section 6.3 shall not require such Party to take any action that would be reasonably expected to expose it or any other member of its Group to any incremental expenses or losses of benefits.

6.4    Insurance Matters.

(a)    Notwithstanding anything to the contrary herein, from and after the Separation Time, Newco, the A&S Assets and the A&S Business shall be, and Fox shall use commercially reasonable efforts to cause them to continue to be, covered under insurance policies of Fox or its Subsidiaries (as applicable), to the extent insurance coverage exists, until the Effective Time.

(b)    Subject to, and other than as set forth in Section 6.4(c), Newco acknowledges that: (i) coverage for Newco, the A&S Assets and the A&S Business for the period after the Effective Time under all of the insurance policies maintained by Fox prior to the Effective Time will be terminated effective as of the Effective Time and (ii) upon such termination, Newco, the A&S Assets and the A&S Business will cease to be covered under such policies with respect to the period after the Effective Time.

(c)    For any claim asserted against Newco or any Newco Sub after the Effective Time arising out of an occurrence taking place prior to the Effective Time (“Post-Closing Claims”), Newco and each Newco Sub may access coverage under the occurrence-based insurance policies of Fox or its Subsidiaries (as applicable) issued or in place prior to the Effective Time under which Newco or any Newco Sub is insured (the “Pre-Closing Occurrence Based Policies”), to the extent such insurance coverage exists. After the Effective Time, Newco or any Newco Sub may seek coverage for any Post-Closing Claim under any applicable Pre-Closing Occurrence Based Policies, to the extent such insurance coverage exists, and Fox and its Subsidiaries (as applicable) shall cooperate with Newco and the Newco Subs in connection with the tendering of such claims (including, as necessary, tendering such claims in the name of Fox or its Subsidiaries and providing any recovery net of costs from such claims to Newco); provided, however, that: (i) Newco or the Newco Subs shall promptly notify Fox of all such Post-Closing Claims and (ii) Newco shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim. In the event that a Post-Closing Claim relates to the same occurrence for which Fox or its Subsidiaries is seeking coverage under Pre-Closing Occurrence Based Policies, and the limits under an applicable Pre-Closing Occurrence Based Policy are not sufficient to fund all covered claims of Newco or any Newco Sub (as applicable) and Fox or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence Based Policy shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite. Notwithstanding anything to the contrary in this Agreement, following the Distribution Date members of the Newco Group shall have no rights or claims against or with respect to (1) any captive insurance company of Fox or any of its Affiliates or (2) any fronted insurance program maintained by Fox or any of its Affiliates that is not a “risk transfer” insurance program.

6.5    Casualty and Condemnation. If, between the date hereof and the Separation Time, there shall occur any physical damage to or destruction of, or theft or similar loss of, any of the material tangible Assets described in Section 1.5(a) (a “Casualty Loss”) or any condemnation or taking by eminent domain by a Governmental Authority of any of the Assets described in Section 1.5(a) (a “Condemnation Event”), then: (i) Fox shall use its reasonable best efforts to (A) replace or repair (as applicable) the asset or property subject to such Casualty Loss and (B) replace the asset or property that has been condemned or taken such that the operation of the A&S Business can continue in all material respects in the ordinary course consistent with past practices; or (ii) if the Separation is consummated notwithstanding such Casualty Loss or Condemnation Event, and if such damaged, destroyed, stolen, lost or condemned or taken Assets have not been repaired or replaced as of the Separation Time, then, without limiting Newco’s or any member of the Newco Group’s other rights hereunder, promptly after any casualty insurance proceeds, business interruption insurance proceeds or condemnation proceeds payable to Fox or any of its Affiliates with respect to such Casualty Loss or Condemnation Event have been actually collected, Fox shall, or shall cause its Affiliate to, pay to Newco: (x) the aggregate amount, if any, of such casualty insurance proceeds described above actually paid to Fox or any of its Affiliates in connection with such Casualty Loss; (y) the aggregate amount, if any, of such business interruption insurance proceeds described above actually paid to Fox or any of its Affiliates in connection with such Casualty Loss; and (z) the aggregate amount, if any, of such condemnation proceeds described above actually paid to Fox or any of its Affiliates in connection with such Condemnation Event, in each case net of any deductible or retention amount or any other costs or expenses incurred in obtaining such recovery, including any increased insurance premiums. Fox shall, and shall cause its Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss or as a result of a Condemnation Event. The amount of any insurance or condemnation proceeds actually paid to Fox shall be included as an A&S Asset and not be distributable cash available to Fox or any other member of the Fox Group.

6.6    Confidentiality.

(a)    For a period of four (4) years following the Closing, the Parties shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as permitted pursuant to this Agreement, the Merger Agreement or the Ancillary Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Group; provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information: (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible; (ii) if the Parties or any of their respective Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule; (iii) as required in connection with any legal or other proceeding by one Party against any other Party; or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and, to the extent commercially practicable, shall provide the other Party thirty (30) calendar days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information. Notwithstanding the foregoing, with respect to any and all Confidential Information that is a Trade Secret, the confidentiality obligations in this Section 6.6(a) shall continue in full force and effect for as long as such Confidential Information remains a Trade Secret under applicable Law.

(b)    The provisions of this Section 6.6 do not limit the obligations of: (i) the parties to the Merger Agreement pursuant to Section 4.1 of the Merger Agreement or (ii) the parties to the Confidentiality Agreement (as defined in the Merger Agreement).

6.7    Receipt of Communications. After the Separation Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Separation Time, each Party authorizes the other applicable Party to receive and, if necessary to identify the proper recipient in accordance with this Section 6.7, open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 9.6. The provisions of this Section 6.7 are not intended to, and shall not, be deemed to constitute an authorization by either Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

6.8    Real Property Transfer Obligations. Fox shall, and shall cause its Affiliates to, make all filings and submissions, and take all other steps, required by Law in connection with all Real Property Transfer Obligations, to the extent applicable to any of the transactions contemplated by this Agreement or the Merger Agreement; provided that Fox shall, and shall cause its Affiliates to, reasonably consult with Newco with respect to such filings, submissions and compliance, including reasonably consulting with Newco on any determination regarding the need to make any filing or submission and providing Newco with a reasonable opportunity to comment on a draft of any required filing or submission. Fox shall be responsible for all costs relating to, arising out of or resulting from such filings, submissions and compliance with respect to any Real Property Transfer Obligations arising from or relating to the owned and leased real property located in Bloomfield and Bristol, Connecticut or any of the matters set forth on Schedule 1.6(b)(vi)(5)(a), subject to the limitations and procedures set forth on Schedule 1.6(b)(vi)(5)(b), and Ainge and Fox shall each be responsible for fifty percent (50%) of all costs relating to, arising out of or resulting from such filings, submissions and compliance with respect to any other Real Property Transfer Obligations.

6.9    IT Systems. The Parties shall perform the obligations set forth on Schedule 6.9.

7.	CONDITIONS

7.1    Conditions to the Newco Transfer. The obligations of Fox to effect the Newco Transfer pursuant to this Agreement shall be subject to fulfillment (or waiver, subject to Section 9.7) at or prior to the Separation Date of each of the following conditions; provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of Ainge:

(a)    Fox and Newco shall have irrevocably confirmed to Ainge and Merger Sub that each condition in Section 6 of the Merger Agreement (other than Section 6.5 thereof) to Ainge and Merger Sub’s obligations to effect the Merger has been satisfied or waived by Ainge and Merger Sub (other than those conditions that by their nature are to be satisfied contemporaneously with the Newco Transfer, the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time); and

(b)    Ainge and Merger Sub shall have irrevocably confirmed to Fox and Newco that each condition in Section 7 of the Merger Agreement (other than Section 7.5 thereof) to Fox and Newco’s obligations to effect the Merger has been satisfied or waived by Fox and Newco (other than those conditions that by their nature are to be satisfied contemporaneously with the Newco Transfer, the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time) and that the Marketing Period has ended.

7.2    Conditions to the Distribution. The obligations of Fox to effect the Distribution pursuant to this Agreement shall be subject to the fulfillment (or waiver (subject to Section 9.7)) at or prior to the Separation Date of each the following conditions; provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of Ainge:

(a)    the Newco Transfer (including the execution and delivery of the Ancillary Agreements) shall have been consummated;

(b)    each material Governmental Approval required in connection with the Internal Restructuring or as otherwise may be required in connection with any of the transactions contemplated by the Separation Plan shall have been obtained and must be in full force and effect; and

(c)    each of the conditions in Section 7 of the Merger Agreement to Fox’s obligations to effect the Merger shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time).

7.3    Guarantee. Following the Effective Time, Ainge unconditionally, absolutely and irrevocably guarantees to Fox the prompt payment, in full, when due, of any payment obligations of all members of the Newco Group under this Agreement and the other Ancillary Agreements after the Closing and the prompt performance, when due, of all other obligations of any member of the Newco Group under this Agreement and the other Ancillary Agreements after the Closing. Ainge’s obligations to Fox under this Section 7.3 are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations are absolute and unconditional, irrespective of, and Ainge hereby expressly waives to the extent permitted by law, any defense to its obligations under this

Section 7.3, any circumstance whatsoever which might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that Fox seek recovery directly from any member of the Newco Group in respect of the Guaranteed Obligations.

8.	DISPUTE RESOLUTION

8.1    Negotiation.

(a)    Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”). The Appointed Representative shall have the authority to resolve any such disputes.

(b)    Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to, this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (but specifically excluding the Merger Agreement where any disputes under the Merger Agreement shall be resolved pursuant to the terms thereof) (collectively, the “Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, however, that: (i) such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed thirty (30) calendar days from the time of receipt by a Party of written notice of such Agreement Dispute; and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

9.	MISCELLANEOUS

9.1    Expenses. Except as otherwise provided in this Agreement, including Section 1.6(b), Section 1.8(b), Section 4.2, Section 4.3, the Merger Agreement or any Ancillary Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including costs and expenses attributable to the Conveyance of the Assets as contemplated herein) shall be paid by the Party incurring such costs or expenses. For the avoidance of doubt, all Liabilities, costs and expenses incurred in connection with this Agreement, the Merger Agreement, any Ancillary Agreement or the Transfer Documents and the transactions contemplated hereby or thereby by or on behalf of Newco or any of the Newco Subs prior to the Effective Time shall be the responsibility of Fox and shall be assumed in full by Fox.

9.2    Entire Agreement. This Agreement, the Merger Agreement and the Ancillary Agreements, including any schedules, exhibits and amendments hereto and thereto, and the other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings, both written and oral, among or between any of the Parties with respect to such subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud).

9.3    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.4    Specific Performance; Jurisdiction. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for each of Fox, Ainge and Newco and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties (including Ainge for so long as the Merger Agreement has not been terminated in accordance with its terms) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties (including Ainge for so long as the Merger Agreement has not been terminated in accordance with its terms) further agrees that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.4 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties (including Ainge for so long as the Merger Agreement has not been terminated in accordance with its terms) irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties (including Ainge for so long as the Merger Agreement has not been terminated in accordance with its terms) hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties (including Ainge for so long as the Merger Agreement has not been terminated in accordance with its terms) hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.4; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that: (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.5    Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.6    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Pacific Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Pacific Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

(a)	If to Fox:

c/o Fortive Corporation

6920 Seaway Blvd

Everett, WA 98203

Attn: Peter C. Underwood, Senior Vice President, General Counsel & Secretary

Email: peter.underwood@fortive.com

Facsimile: (425) 446-5007

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Thomas W. Greenberg

E-mail: thomas.greenberg@skadden.com

Facsimile: (212) 735-2000

(b)	If to Newco prior to the Distribution Date:

c/o Fortive Corporation

6920 Seaway Blvd

Everett, WA 98203

Attn: Peter C. Underwood, Senior Vice President, General Counsel & Secretary

Email: peter.underwood@fortive.com

Facsimile: (425) 446-5007

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Thomas W. Greenberg

E-mail: thomas.greenberg@skadden.com

Facsimile: (212) 735-2000

(c)	If to Ainge:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attn: Glenn E. Deegan, Vice President, Legal and Human Resources,

General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attn: Thomas E. Dunn

Email: tdunn@cravath.com

Facsimile: (212) 474-3700

(d)	If to Newco on or after the Distribution Date:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attn: Glenn E. Deegan, Vice President, Legal and Human Resources,

General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attn: Thomas E. Dunn

Email: tdunn@cravath.com

Facsimile: (212) 474-3700

9.7    Amendments and Waivers.

(a)    This Agreement may be amended and any provision of this Agreement may be waived, provided, however, that any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties; and any such waiver or amendment shall not be applicable or have any effect except in the specific instance in which it is given. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver (including, for the avoidance of doubt and without limitation, any waiver of the conditions in Section 7.1 or Section 7.2) shall be subject to the written consent of Ainge. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section  9.7(a) and shall be effective only to the extent in such writing specifically set forth.

9.8     Early Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

9.9    No Third-Party Beneficiaries. Except for the provisions of Section 4 with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of the Parties and their respective Groups) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

9.10    Assignability; Binding Effect. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the prior written consent of the other Parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.11    Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement; provided that for purposes of conflict interpretation, the Merger Agreement and this Agreement shall be interpreted as one single document.

9.12    Survival of Covenants. The covenants in this Agreement that by their terms are to be performed following the Separation Time will survive each of the Internal Restructuring and the Distribution and will remain in full force and effect in accordance with their terms.

9.13    Construction; Interpretation.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)    As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

(f)    As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(g)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(h)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)    Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

9.14    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.15    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

9.16    Plan of Reorganization. This Agreement and the Merger Agreement shall each constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g).

10.	DEFINITIONS

10.1    Defined Terms. For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“A&S Business” shall have the meaning set forth in the Merger Agreement.

“A&S Companies” shall have the meaning set forth in the Merger Agreement.

“A&S Audited Balance Sheet” shall mean the audited combined and consolidated balance sheet of the A&S Business and Newco (before giving effect to the Internal Restructuring) as of December 31, 2017 as included in the Audited Financial Statements (as such term is defined in the Merger Agreement).

“A&S Business 2017 Adjusted EBITDA” shall have the meaning set forth in the Merger Agreement.

“A&S Unaudited Balance Sheet” shall mean the unaudited and unadjusted balance sheet data of the A&S Business as of December 31, 2017 included in the A&S Business Unaudited Financial Data (as such term is defined in the Merger Agreement).

“A&S Debt” shall mean, as of any time, the aggregate principal amount of all outstanding Indebtedness incurred or guaranteed by the A&S Companies.

“Accounting Firm” shall mean a nationally recognized independent public accounting firm mutually selected and appointed by Fox and Ainge.

“Accounting Principles” shall mean the accounting principles, policies, practices and methods set forth on Schedule 10.1(a)

“Action” shall mean any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ainge Common Stock” shall have the meaning set forth in the Merger Agreement.

“Ancillary Agreements” shall mean the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Cross-License Agreement and any other agreements mutually agreed to by the Parties pursuant to Section 2.2(a).

“Assets” shall mean any and all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all computers and other electronic data processing equipment, telecommunication equipment and data, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, apparatus, cables, electrical devices, prototypes and models, test devices, transmitters, other miscellaneous supplies and other tangible personal property of any kind; (ii) all inventories of materials, parts, raw materials, packing materials, supplies, works-in-process, goods in transit, consigned goods and finished goods and products; (iii) all Real Property Interests; (iv) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures, evidences of indebtedness, puts, calls, straddles, options and other securities of any kind issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person; (v) all Permits, distribution and supplier arrangements, sale and purchase agreements, joint operating agreements, license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and all other Contracts and business arrangements; (vi) all deposits, letters of credit and performance and surety bonds; (vii) all Intellectual Property Rights; (viii) all cost information, sales and pricing data, customer prospect lists, supplier records, customer, distribution and supplier lists, customer and vendor data, correspondence and lists, product literature (including historical), advertising and promotional materials, and other printed or written materials, artwork; design, development, manufacturing and quality control records, procedures and files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (ix) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivable (whether current or non-current); (x) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, rights under express or implied warranties, rights of recovery and rights of setoff of any kind, demands and benefits of any Person, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent; and (xi) all Governmental Approvals, and other licenses and authorizations issued by any Governmental Authority.

“Basis Amount” shall mean one-hundred seventy-five million dollars ($175,000,000), unless, pursuant to a written notice delivered to Ainge at least thirty (30) days prior to the anticipated Distribution Date, Fox elects to increase or reduce the Basis Amount by the amount specified in such notice after considering in good faith the estimated adjusted Tax bases of the A&S Assets and the estimated amount of A&S Liabilities; provided, however that the Basis Amount shall not be reduced below one-hundred fifty million dollars ($150,000,000) without the prior written consent of Ainge.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Cash” shall mean, as of any time of determination, the consolidated cash and cash equivalents of the A&S Business to the extent convertible by Newco or any of the Newco Subs or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity) to cash within ten (10) Business Days of such time, determined in accordance with the Accounting Principles.

“Clean-Up Spin-Off” shall mean the distribution by Fox, pro rata to its shareholders, of any unsubscribed shares of Newco Common Stock immediately following the consummation of the Exchange Offer.

“Closing” shall have the meaning set forth in the Merger Agreement.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Code” shall have the meaning set forth in the form of Tax Matters Agreement attached as Exhibit A.

“Confidential Business Information” shall mean all information, data or material other than Confidential Operational Information, including: (i) earnings reports and forecasts; (ii) macro-economic reports and forecasts; (iii) business and strategic plans; (iv) general market evaluations and surveys; (v) litigation presentations and risk assessments; (vi) budgets; and (vii) financing and credit-related information.

“Confidential Information” shall mean Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to, at or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other Party, including pursuant to the access provisions of Section 5.1 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been: (i) in the public domain through no action of such Party or its Subsidiaries; (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished; (iii) independently developed by a Party or its Subsidiaries after the date hereof without reference to the Confidential Business Information or Confidential Operational Information of the other Party or its Subsidiaries and without a breach of this Agreement; or (iv) approved for release by written authorization of the disclosing Party and/or the third-party owner of the disclosed information; provided, however, that, in the case of clause (ii), to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Confidential Operational Information” shall mean all operational information, data or material including: (i) specifications, ideas and concepts for products, services and operations; (ii) quality assurance policies, procedures and specifications; (iii) customer information; (iv) software; (v) training materials and information; and (vi) all other know-how, methodologies, procedures, techniques and Trade Secrets related to design, development and operational processes.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of October 27, 2017, between Fox and Ainge.

“Consents” shall mean any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contract” shall mean any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Direct Sales” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Asset Purchasers” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Assets” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Assumed Liabilities” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Entities” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Leased Real Property” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Owned Real Property” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Purchase Price” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Purchasers” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Sellers” shall have the meaning set forth in the Merger Agreement.

“Distribution Date” shall mean, as applicable, the date selected by the Fox Board or its designee for the distribution of the shares of Newco Common Stock to the Record Holders in connection with the Distribution as set forth in Section 3.2(b).

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Encumbrance” shall have the meaning set forth in the Merger Agreement.

“End Date” shall have the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” shall mean that certain Employee Matters Agreement, dated as of the date hereof, by and among Fox, Newco and Ainge.

“Environmental Laws” shall mean all Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources or, to the extent relating to exposure to hazardous or toxic materials, substances or wastes, the protection of human health and safety.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in the Merger Agreement.

“Exchange Offer” shall mean the consummation of the Distribution through an offer to exchange shares of Newco Common Stock for outstanding shares of Fox Common Stock.

“Financing” shall have the meaning set forth in the Merger Agreement.

“Fox Group” shall mean Fox, each of its Subsidiaries and any legal predecessors thereto, but excluding any member of the Newco Group and any Direct Sales Entity (and its Subsidiaries).

“Fox Guarantees” shall mean arrangements in which guaranties (including guaranties of performance or payment under Contracts, commitments, Liabilities and Permits), letters of credit or other credit or credit support arrangements, including bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, were or are issued, entered into or otherwise put in place by any Person to support or facilitate, or otherwise in respect of, the obligations of any member of the Fox Group or any business (other than the A&S Business) of the Fox Group or Contracts, commitments, Liabilities and Permits of any member of the Fox Group or any business (other than the A&S Business) of the Fox Group.

“Fox Indemnitees” shall mean Fox, each member of the Fox Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Fox Group (in each case, in their respective capacities as such) (excluding any shareholder of Fox), together with their respective heirs, executors, administrators, successors and assigns.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Approvals” shall mean any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local, domestic, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” shall mean the Fox Group or the Newco Group, as the context requires.

“Hazardous Materials” shall mean: (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which contains any polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by, or that may result in liability under, any applicable Environmental Law.

“Indebtedness” shall mean, with respect to any Person: (i) any indebtedness for borrowed money, including any such obligations evidenced by bonds, debentures, notes, letters of credit, banker’s acceptances or similar obligations; (ii) all obligations under any interest rate cap, swap, collar or similar transactions or currency-hedging transactions; (iii) all obligations of such Person under a lease agreement that would be capitalized pursuant to GAAP; (iv) all related accrued and unpaid interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (i) through (iii) of this definition, in each case, as incurred by such Person prior to the Separation Time or required to be paid in order to discharge fully all such obligations at the Separation Time; (v) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (iv) above; (vi) all obligations of the kind referred to in clauses (i) through (v) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person; and (vii) the Unfunded Employee Liabilities.

“Information” shall mean information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Intellectual Property Rights” shall mean all worldwide intellectual property and industrial property rights, including all rights in or arising out of any of the following: (a) inventions, technology, processes and designs; (b) trademarks, trade names, service marks, domain names, logos, slogans, trade dress, designs, corporate names, social media handles and tags and other source indicators (whether registered, common Law, or otherwise) and applications and registrations therefor, and all goodwill symbolized thereby (“Trademarks”); (c) copyrights, works of authorship (whether copyrightable or not) and other copyrightable works, including registrations and applications for registrations thereof, and all documentation related thereto (“Copyrights”); (d) trade secrets, know-how, and tangible and intangible proprietary information and materials (“Trade Secrets”); (e) any patents, patent applications, invention disclosures, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing (“Patents”); (f) Software; and (g) all other intellectual property, industrial or similar rights to any of the foregoing.

“Intercompany Account” shall mean any receivable, payable or loan between any member of the Fox Group, on the one hand, and any member of the Newco Group or any Direct Sales Entity (or any Subsidiary of a Direct Sales Entity), on the other hand, that exists prior to the Distribution Date except for any such receivable, payable or loan that arises pursuant to this Agreement, the Merger Agreement or any Ancillary Agreement.

“IRS” shall have the meaning set forth in the form of Tax Matters Agreement attached as Exhibit A.

“IT Assets” shall mean computer and other information technology systems, including hardware and documentation, reference and resource materials relating thereto.

“Law” shall mean any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, a Governmental Authority.

“Liabilities” shall mean all debts, liabilities (including liabilities for Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Law or Order, or any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Losses” shall mean Liabilities, claims, damages, penalties, judgments, assessments, losses, costs, expenses (including reasonable attorneys’ and consultants’ fees and expenses) and interest, in any case, whether arising under strict liability or otherwise; provided, however, that “Losses” shall not include any (A) punitive, exemplary or special damages or (B) any unforeseeable or speculative damages, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Marketing Period” shall have the meaning set forth in the Merger Agreement.

“Net Working Capital” shall have the meaning set forth on the Accounting Principles.

“Newco Common Stock” shall mean the Common Stock, par value $0.01 per share, of Newco.

“Newco Contribution” shall mean the transfer, directly or indirectly, of the A&S Assets from the Fox Group to the Newco Group and the assumption of the A&S Liabilities by the Newco Group, in each case, relating to, arising out of or resulting from the transactions contemplated by this Agreement (including as set forth in Section 1.1, Section 1.2, Section 1.8(c) and Section 1.9).

“Newco Employees” shall have the meaning set forth in the form of Employee Matters Agreement.

“Newco Financing” shall have the meaning set forth in the Merger Agreement.

“Newco Guarantees” shall mean arrangements in which guaranties (including guaranties of performance or payment under Contracts, commitments, Liabilities and Permits), letters of credit or other credit or credit support arrangements, including bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, were or are issued, entered into or otherwise put in place by any Person to support or facilitate, or otherwise in respect of, the obligations of any member of the Newco Group or the A&S Business or Contracts, commitments, Liabilities and Permits of any member of the Newco Group or the A&S Business.

“Newco Group” shall mean Newco, each of the Newco Subs and any legal predecessors thereto.

“Newco Indemnitees” shall mean, from and after the Separation Time: (i) Newco, each other member of the Newco Group, each Direct Sales Entity, each Subsidiary of a Direct Sales Entity and Ainge; and (ii) each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Newco Group, any Direct Sales Entity and any Subsidiary of a Direct Sales Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Newco IP” shall mean Intellectual Property Rights owned by, or purported to be owned by, licensed to or used by Fox or its Affiliates (including Newco and the Newco Subs), and primarily used in the A&S Business, including with regard to any Patents included in the foregoing, the applicable Patent Family thereof and including the Newco Patents and the Trademarks listed on Schedule 10.1(b).

“Newco Leased Real Property” shall have the meaning set forth in the Merger Agreement.

“Newco Owned Real Property” shall have the meaning set forth in the Merger Agreement.

“Newco Patents” shall mean all Patents listed on Schedule 10.1(c), together with: (x) any Patent that claims (or is entitled to claim) priority from any of the foregoing Patents; (y) any Patent that is a continuation, continuation in part, divisional or reissue, of any of the foregoing Patents, or that is linked to any of the foregoing Patents by a terminal disclaimer; and (z) any foreign counterpart of any of the foregoing Patents ((x), (y) and (z) collectively, “Patent Family”).

“Newco Product” shall have the meaning set forth in the Merger Agreement.

“Newco Securities” shall have the meaning set forth in the Merger Agreement.

“Newco Transfer” shall mean: (i) the Newco Contribution; (ii) the transfer, directly or indirectly, of the Excluded Assets and Excluded Liabilities, in each case, relating to, arising out of or resulting from the transactions contemplated by this Agreement (including as set forth in Section 1.3); and (iii) each of the transactions contemplated by Section 1.7.

“Object Code” shall mean one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, routines, modules, bytecode, machine code, and middleware.

“Order” shall mean any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Permits” shall mean all franchises, permits, certifications, licenses, easements, servitudes, variances, authorizations, rights, exemptions, approvals, consents, waivers, registrations or other authorization of Governmental Authorities issued under or with respect to applicable Laws or Orders and used or held by Fox primarily for the operation of A&S Business.

“Permitted Encumbrances” shall have the meaning set forth in the Merger Agreement.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Real Property Interests” shall mean all interests in real property of whatever nature, including easements and servitudes, whether as fee owner, owner or holder of an Encumbrance, lessor, sublessor, lessee, sublessee or otherwise.

“Real Property Transfer Obligations” shall mean any Liabilities and costs (including any costs associated with any required filings, investigation, remediation or other responsive action) arising from or relating to compliance or non-compliance with the Connecticut Transfer Act (CGS 22a-134 et seq.), the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.), and other Environmental Laws with similar real property transfer requirements and any regulations thereunder, in each case as a result of the transactions contemplated by this Agreement or the Merger Agreement.

“Record Date” shall mean the close of business on the date to be determined by the Fox Board as the record date for determining stockholders of Fox entitled to receive shares of Newco Common Stock in the Distribution.

“Record Holders” shall mean the holders of record of shares of Fox Common Stock as of the close of business on the Record Date.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into or migration through the indoor or outdoor environment (including surface water, groundwater, land surface or subsurface strata or ambient air), including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant.

“Representatives” shall mean with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“Ruling” shall have the meaning set forth in the form of Tax Matters Agreement attached as Exhibit A.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation” shall mean the Newco Transfer and the other transactions contemplated by this Agreement to transfer the A&S Business to Newco.

“Software” shall mean computer software, programs, data and databases in any form, including Source Code, Object Code, operating systems and specifications, database management code, firmware, utilities, interfaces, menus, images, icons, forms and software engines, software implementations of algorithms, models, methodologies, APIs, software development kits, and all related documentation, developer notes, comments and annotations.

“Source Code” shall mean one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, procedures, schematics, flow-charts and other work product or information that describe the foregoing.

“Spin-Off” shall mean the consummation of the Distribution through a dividend of shares of Newco Common Stock to Fox stockholders on a pro rata basis.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Tax” or “Taxes” shall have the meaning set forth in the form of Tax Matters Agreement attached as Exhibit A.

“Tax Return” shall have the meaning set forth in the form of Tax Matters Agreement attached as Exhibit A.

“Transactions” shall mean the Internal Restructuring, the Newco Transfer, the Distribution, the Debt Exchange, the Merger and the other transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements.

“Unfunded Employee Liabilities” shall have the meaning set forth on Schedule 10.1(d).

10.2    Other Defined Terms. In addition, each of the following terms shall have the meaning given to such term in the applicable Section of this Agreement listed opposite such term:

Term	Section
A&S Assets	1.5(a)
A&S Liabilities	1.6(a)
Agreement	Preamble
Agreement Disputes	8.1(b)
Ainge	Preamble
Appointed Representative	8.1(a)
Cash Dividend	2.6
Casualty Loss	6.5
Closing Adjustment Amount	3.5(d)(i)
Condemnation Event	6.5
Convey	1.1(a)
Cross-License Agreement	2.2(a)(iv)
Cut-Off Time	3.5(a)
Debt Exchange	Recitals
Debt Exchange Parties	Recitals
Deferred Asset	1.8(b)
Disposed A&S Business	1.6(a)(ii)(3)
Distribution	Recitals
Excluded Assets	1.5(b)
Excluded Liabilities	1.6(b)
Final Balance Sheet	3.5(b)
Final Closing Cash.	3.5(b)
Final Closing Indebtedness	3.5(b)
Final Net Working Capital Amount	3.5(b)
Fox	Preamble
Fox Accounts	1.10(a)
Fox Board	Recitals
Fox Deductible	4.5(b)
Fox Common Stock	3.2(a)
Fox Shared Contract	1.5(b)(ix)
Fox Transfer Documents	2.4
Guarantee Release	6.3(a)
Guaranteed Obligations	7.3
Indemnifying Party	4.6(b)
Indemnitee	4.6(b)
Indemnity Payment	4.7(a)
Internal Restructuring	1.1(a)
linked	1.10(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Net Cash Adjustment	3.5(e)(i)
Net Working Capital Adjustment	3.5(e)(ii)
Newco	Preamble
Newco Accounts	1.10(a)
Newco Books and Records	1.5(a)(xi)
Newco Contracts	1.5(a)(x)

Term	Section
Newco Deductible	4.5(a)
Newco Information	5.4(b)
Newco IT Assets	1.5(a)(viii)
Newco Real Property	1.5(a)(i)
Newco Registration Statement	3.3(a)
Newco Shared Contract	1.5(a)(x)
Newco Subs	1.5(a)(ii)
Non-Transferable Permits	1.8(a)
Notice of Objections	3.5(a)
Parties	Preamble
Party	Preamble
Post-Closing Claims	6.4(c)
Pre-Closing Occurrence Based Policies	6.4(c)
Preliminary Plan	1.1(a)
Privileged Information	5.4(a)
Privileges	5.4(a)
Proposed Balance Sheet	3.5(a)
Proposed Closing Cash	3.5(a)
Proposed Closing Indebtedness	3.5(a)
Proposed Net Working Capital Amount	3.5(a)
Proposed Statement	3.5(a)
Related Party Agreements	1.7(a)
Schedule TO	3.3(a)
Separation Date	2.1
Separation Plan	1.1(b)
Separation Time,	2.1
Tax Matters Agreement	2.2(a)(ii)
Third-Party Claim	4.6(b)
Third-Party Proceeds	4.7(a)
Transfer Documents	2.5
Transferable Permits	1.5(a)(iv)
Transition Services Agreement	2.2(a)(iii)
Updated Preliminary Plan	1.1(b)

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

FORTIVE CORPORATION

By:	/s/ Jonathan L. Schwarz
	Name:	Jonathan L. Schwarz
	Title:	Vice President - Corporate Development

STEVENS HOLDING COMPANY, INC.

By:	/s/ Emily Weaver
	Name:	Emily Weaver
	Title:	President

ALTRA INDUSTRIAL MOTION CORP.

By:	/s/ Carl R. Christenson
	Name:	Carl R. Christenson
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO SEPARATION AND DISTRIBUTION AGREEMENT]